  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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ETSY, INC.
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Etsy

Notice of 2022 Annual Meeting of Stockholders & Proxy Statement

Etsy’s Mission is to
Keep Commerce Human
Our mission to “Keep Commerce Human” is rooted in our belief that, although automation and commoditization are parts of modern life, human creativity cannot be automated, and human connection cannot be commoditized. We believe that consumers are demanding more of the businesses they support and that companies that build win-win solutions that are good for people, the planet, and profit will be best positioned to succeed. We are committed to growing sustainably by aligning our mission and business strategy to help create economic impact through entrepreneurship.

Leading with our Guiding Principles

We commit to our craft. Our work has the power to change lives. That’s why we strive to learn continuously and excel at what we do.

We dig deeper. The best solutions to meaningful challenges are rarely easy or obvious. We stay curious, balance our intuition with insights, and decide with confidence.

We minimize waste. Time, resources, and energy are precious, so we focus only on what will have the greatest impact.

We embrace differences. Diverse teams are stronger, and inclusive cultures are more resilient. When we seek out different perspectives, we make better decisions and build better products.

We lead with optimism.
We believe in our mission, and we believe in each other. We see the world as it is, set ambitious goals, and inspire one another with generosity of spirit. Together, we reimagine what is possible.

A Letter From Our Chair of the Board

“Etsy continued to deliver tremendous performance, gain market share, create growth opportunities for sellers, and engage buyers, all while caring for our people, communities, and the planet.”

Dear Stockholders,
2021 was another historic, record breaking year for Etsy. On behalf of the Etsy Board of Directors and the entire Etsy team, we are proud of the contributions we made to grow this special company to deliver tremendous financial performance, continue to gain market share, and achieve new heights of success both for the core Etsy marketplace as well as for our expanded "House of Brands" that now includes Reverb, Depop, and Elo7. Throughout the year, while our global community continued to face unprecedented challenges from the COVID-19 pandemic, supply chain disruptions, inflationary pressure, political or social unrest, and other factors, Etsy again rose to the occasion.
We believe the continued strength of our 2021 performance reflects that we have something truly special to offer the world – a unique ability to meet rapidly changing buyer needs in a way no one else can. Our core mission to “Keep Commerce Human” is the foundation for all that we do. You can see it reflected in our business model, which helps drive economic empowerment for creative micro-entrepreneurs, as well as in our fully integrated financial and ESG reporting. We are leading by example to show that being a good corporate citizen and a successful business go hand in hand. We also believe that Etsy’s performance is a result of the tremendous leadership of our Chief Executive Officer, Josh Silverman, and the performance-based culture he and his leadership team have created, which has driven strong levels of growth, profitability, and accountability for Etsy since he took the helm five years ago.
We remain committed to the long-term interests of our stockholders. Following our 2021 Annual Meeting of Stockholders, as part of our off-season stockholder engagement efforts, Etsy’s leadership team reached out to engage with stockholders representing approximately 44% of our outstanding common stock on governance and executive compensation related matters, and held discussions with all of the stockholders who wanted to meet, representing approximately 27% of our outstanding shares of common stock. Feedback from these meetings was extremely supportive of our plans put in place in 2021 to retain our CEO and align his compensation with the interests of our long-term stockholders. These discussions, and the thoughtful feedback from our stockholders, also helped inform the continued evolution of our executive compensation program and overall corporate governance, including more performance-based compensation and enhanced transparency on our risk oversight practices and other topics. We also have continued to receive positive feedback about our approaches and disclosures regarding human capital management, environmental initiatives, and other growth-driving impact strategies.
In this proxy statement, we describe Etsy’s corporate governance policies and practices that foster our Board’s oversight of Etsy's business strategies and initiatives. As we've shared previously, we believe that effective corporate governance does not call for a one-size-fits all approach. We carefully consider our governance practices and tailor them to our business to promote the long-term interest of Etsy's stockholders. In 2021, we expanded and refreshed our Board of Directors by appointing two new directors, C. Andrew Ballard and Marla Blow, who we believe bring exceptional experience and insights to our Board. We also updated certain Board practices to enhance oversight of cyber-related risks. In addition, we continue to invest in the trustworthiness of our marketplaces and in supporting safe and productive interactions between our buyers and sellers, which we believe are a foundation of our business.
The Etsy Board will continue to work closely with Etsy leadership to ensure we meet our commitments to a broad range of stakeholders, including our employees, our buyers and sellers, our global communities, and you, our stockholders.
We appreciate your investment in Etsy, and thank you for the trust you have placed in us.
Sincerely,
Fred Wilson,
Chair of the Board

2022 Proxy Statement	3

A Letter From Our Chief Executive Officer

“The world continues to change, and Etsy continues to deliver.”

Dear Stockholders,
We are incredibly proud of Etsy's 2021 performance. While the COVID-19 pandemic introduced millions of people to Etsy for the first time, our shoppers have loved the experience they've had with Etsy, and they are coming back for more — even in a world of greatly expanded choice. We delivered consolidated GMS of $13.5 billion; up nearly 30% year-over-year on a currency neutral basis. Gross merchandise sales for the Etsy standalone marketplace grew 29% year-over-year and 158% on a two-year basis. Consolidated revenue grew 35% year-over-year and bottom line performance was also extremely strong. We hope you agree that these results are remarkable, particularly following Etsy's outstanding 2020 performance.
Reflecting on 2021, it is fair to say that Etsy has retained much of the positive impact we’ve seen from the dramatic adoption of e-commerce following the start of the pandemic. In addition to gaining market share, driving excellent buyer engagement, building Etsy’s brand globally, and helping our sellers grow, we continued to take care of our people, communities, and the planet. And we’re leveraging Etsy’s operational playbook for our most recent marketplace acquisitions — Depop and Elo7 — which, alongside Reverb, expand the reach of our mission to "Keep Commerce Human."
Our opportunity is large – recent shifts in customer behavior have brought more sales online – and we know that for almost every purchase occasion the Etsy marketplace has something delightful to offer. While times remain uncertain, our ambition is steadfast and bold. We believe Etsy can become the starting point for many of a buyer's e-commerce journeys. In 2022, we plan to double down on frequency and trust building initiatives that inspire buyers with an Etsy that feels more "made for you" and reliable, to drive buyer and seller loyalty. We're just getting started executing on our long-term growth strategy, focused on highly differentiated and defensible competitive advantages within what we believe is an enormous, $2 trillion total available retail market for Etsy in our relevant categories in core markets. We’ll also be focused on strengthening the foundation of our House of Brands, scaling our infrastructure and safeguards to efficiently and sustainably power our growth, and, as always, we’re investing in our team and in fostering an equitable and productive environment for our people.
I am pleased to invite you to attend Etsy, Inc.’s 2022 Annual Meeting of Stockholders to be held on Wednesday, June 15, 2022 at 9:00 a.m. Eastern Time. We will hold our Annual Meeting as a virtual meeting conducted exclusively online via live webcast, as we have done since 2017. Your vote is very important. Whether you plan to participate in our Annual Meeting or not, please be sure to vote. Voting instructions can be found on page 70 of the proxy statement.
Finally, I want to express a heartfelt thank you to our team for their passion, creativity, and conviction. On behalf of Etsy's Board of Directors and Executive Team, thank you, our stockholders, for your ongoing support of and continued ownership in Etsy. We will endeavor to keep delivering strong results as we keep commerce human.
Onwards,
Josh Silverman
President, CEO & Director

4	Etsy

Notice of 2022 Annual Meeting of Stockholders

Date and Time June 15, 2022 9:00 a.m. Eastern Time	Place www.virtualshareholdermeeting.com/ETSY2022	Record Date April 18, 2022
Meeting Agenda:

1			2			3
	Elect C. Andrew Ballard, Jonathan D. Klein, and Margaret M. Smyth as Class I directors to serve until our 2025 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until they resign, die, or are removed from our Board of Directors			Consider an advisory vote to approve executive compensation			Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022

	FOR each nominee	Page 14		FOR	Page 37		FOR	Page 63
Stockholders will also transact any other business that may properly come before our 2022 Annual Meeting.
Your vote is important. Whether or not you plan to attend our Annual Meeting, we encourage you to read the accompanying proxy statement and to submit your proxy or voting instructions as soon as possible. Even if you have voted by proxy, you may still vote during our Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, trustee, or nominee and you wish to vote during our Annual Meeting, you must follow the instructions from such broker, bank, trustee, or nominee.
Jill Simeone
Chief Legal Officer and Corporate Secretary
April 22, 2022

Internet www.proxyvote.com	Telephone 1 (800) 690-6903	Mail Sign, date and mail the proxy card (if you received one by mail)	Smartphone or Tablet Scan this QR code
Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to be Held on June 15, 2022: The proxy statement and the annual report to stockholders are available at http://www.proxyvote.com. We mailed a Notice of Internet Availability to our stockholders (other than those who previously requested paper copies) on or about April 22, 2022.

2022 Proxy Statement	5

6	Etsy

Proxy Statement Summary
This summary highlights the financial, compensation, and corporate governance information described in more detail elsewhere in this proxy statement. This summary does not contain all the information that you should consider, and we encourage you to read the entire proxy statement before voting. Unless the context otherwise requires, we use the terms "Etsy," the "Company," "we," "us," and "our" in this proxy statement to refer to Etsy, Inc. and, where appropriate, our consolidated subsidiaries.
About Etsy
Etsy operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers. Our marketplaces share a mission to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people.
Our primary marketplace, Etsy.com, is the global destination for unique and creative goods made by independent sellers. The Etsy marketplace connects creative artisans and entrepreneurs with thoughtful consumers looking for items that are a joyful expression of their taste and values. Our sellers are the heart and soul of Etsy, and our technology platform allows our sellers to turn their creative passions into economic opportunity. We have a seller-aligned business model: we make money when our sellers make money. We offer Etsy.com sellers a marketplace with tens of millions of buyers along with a range of seller tools and services that are specifically designed to help our creative entrepreneurs generate more sales and scale their businesses.
Etsy’s portfolio also includes Reverb Holdings, Inc. (“Reverb”), our musical instrument marketplace acquired in 2019, Depop Limited (“Depop”), our fashion resale marketplace, and Elo7 Serviços de Informática S.A. (“Elo7”), our Brazil-based marketplace for handmade and unique items. Both Depop and Elo7 were acquired in July 2021. We refer to our Etsy, Reverb, Depop, and Elo7 brands collectively as our “House of Brands.” Our marketplaces primarily operate independently, although some of our functions in key areas such as finance, legal, and human resources, for example, support all four marketplaces to some extent.
Our Strategy
Our strategy is focused around:
•Building a sustainable competitive advantage - our “Right to Win”;
•Growing the Etsy marketplace in our seven core geographies; and
•Leveraging our marketplace expertise and playbook across our House of Brands.
Our Right to Win is centered on four key elements that we believe make Etsy.com a better place to shop and sell and, which, in turn, will bring more buyers, lead to increased frequency and size of purchases, and build trust in the Etsy marketplace. We believe that when executed effectively, these elements can create a multiplier effect that will drive future growth. We are focused on growing the Etsy marketplace in our seven core geographies. While we have sellers and buyers around the world, we define our core geographies as locations that represent our most attractive buyer gross merchandise sales ("GMS") opportunities, where we currently have or believe we can create a vibrant two-sided marketplace, or where we’re making strategic investments in domestic growth. The final element of our strategy is to leverage our marketplace playbook across our House of Brands: Etsy, Reverb, Depop, and Elo7.
We are a global company, and our vibrant House of Brands community includes people buying and selling in nearly every country in the world. In 2021, approximately 42% of our consolidated GMS was generated when a seller or buyer, or both, were located outside of the United States. Further, approximately 64% of our 2021 consolidated GMS came from purchases made on mobile devices, with mobile app being the fastest growing device for the Etsy marketplace.

2022 Proxy Statement	7

2021 Consolidated Financial Highlights
Our strategy is the foundation of our operational success, which enabled us to achieve the following financial results in 2021:
•GMS grew by 31.2% year-over-year to $13.5 billion, up from $10.3 billion in 2020.
•Revenue increased by 35.0% year-over-year to a total of $2.3 billion, up from $1.7 billion in 2020, led by Marketplace revenue growth of 34.0%.
•Net income increased 41.3% year-over-year to $493.5 million, up from $349.2 million in 2020.
•Non-GAAP Adjusted EBITDA was $716.6 million, representing an increase of 30.5% year-over-year, compared to $549.1 million in 2020. Non-GAAP Adjusted EBITDA margin (i.e., non-GAAP Adjusted EBITDA divided by revenue) was 31%, compared to 32% in 2020. See “Non-GAAP Financial Measures” in this proxy statement for a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
The following graphics illustrate our GMS and revenue growth under our Right to Win strategy:

GROSS MERCHANDISE SALES
$3.9B
35%
65%
$5.0B
36%
64%
$10.3B
36%
64%
$13.5B
42%
58%
2018
2019
2020
2021
U.S. GMS
Non-U.S. GMS

GMS grew
31.2% in 2021 compared to 2020

REVENUE

$604M
$818M
$1.7B
$2.3B
2018
2019
2020
2021

Revenue grew
35.0% in 2021 compared to 2020
We also saw robust growth in our active seller and active buyer populations, and our marketplaces have millions of items listed for sale. Here are a few key statistics about our marketplaces' performance in 2021 on a consolidated basis:

Active sellers grew 72.3% to 7.5 million	Active buyers grew 17.6% to 96.3 million	Our marketplaces listed over 120 million items for sale as of December 31, 2021

We believe that the nature of commerce is continuing to evolve: more people are choosing to purchase goods online, and many consumers are looking for special items as an alternative to mass produced goods. Further, the COVID-19 pandemic has shifted behavior for buyers around the globe, leading to a surge in e-commerce and accelerated digital transformation. Consumers are increasingly “going digital,” providing and purchasing more goods and services online. Many anticipate that new shopping habits, the continued rapid growth of mobile devices, convenience, wide selection, and other factors will continue to drive shoppers to shop online more and more. Furthermore, we believe that the lines between online and offline shopping are blurring for many consumers, and that Etsy has the opportunity to continue to gain share within the context of the broader retail marketplace.
For more information on our strategy and our consolidated financial results, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

8	Etsy

2021 Business Highlights
As described above, in 2021, we continued to follow our Right to Win strategy to invest in our business, and to grow the Etsy marketplace in our seven core geographies. We meaningfully engaged and grew our community: the core Etsy marketplace served approximately 90 million active buyers, and nearly 35 million new buyers found Etsy.1 Below are key operational highlights:

Improving many points along the buyer journey	Making Etsy feel more "made for you"
We believe our investments in several factors - inspiration, efficiency, and reliability - will contribute to making Etsy.com the go-to e-commerce destination for many more consumers. Our product teams beat their purchase frequency goals for the year with creative approaches, including app downloads, post-purchase experience improvements, updates, and offers. We also exceeded our goals for visit frequency, with triggers like app icon badging and push notifications.	Search and Discovery made some big leaps forward in 2021, and we've only just begun to make the Etsy marketplace feel more "made for you." Leveraging XWalk, our newly-introduced proprietary search capabilities, we're continuing to narrow the semantic gap by relying less on listing taxonomy and more on buyer interests. As of December 31, 2021, we can use 16 times more real-time data to capture semantic meaning across our inventory with XWalk than we could with our prior search capabilities.

Making Etsy more Human	Making Etsy more reliable
We continue to make Etsy even more Human - in many ways. Seller videos - which are a very visible example of how we drive human connections and engagement on and off the Etsy marketplace - topped 13 million by years end. Etsy's dramatic growth has also necessitated that we invest and improve in many other, often less visible, ways to connect our 90 million buyers with over 5 million sellers. We've made meaningful improvements to our Member Support and Trust & Safety processes, with a combination of people and technology, to help make these experiences more effective, safe, and streamlined.
We improved delivery transparency, and provided buyers with more clarity and certainty around the arrival time of their Etsy purchases. Just one example of a small iteration with a big impact was adding estimated delivery dates to our search and ranking models. We now use highly sophisticated models, including many thousands of data points on zip codes and postal carrier performance, to anticipate shipping delays and dynamically adjust delivery dates so our buyers can make informed purchases.

1    The Etsy marketplace supports a community of approximately 90 million buyers. In 2021, this included 35 million new buyers and 19 million reactivated buyers. The number of reactivated buyers listed here reflects an immaterial reclassification across the categories of active buyers as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

2022 Proxy Statement	9

Investing in full funnel marketing strategies to tell the world about Etsy	Growing our brand globally
We see so much opportunity to continue to raise top-of-mind awareness and consideration for Etsy among those who already shop on the Etsy marketplace and those who don't. We've become a Top-10 marketplace for buyers (by visits) in most of our core markets, we are reaching new audiences in the U.S., and we've made significant progress staying more top-of-mind in order to bring existing buyers back more frequently. We've improved our performance marketing feeds and Offsite Ads, and we've had great engagement with our social content. We've also invested in successful brand campaigns - TV and digital video - in the United States, United Kingdom, and Germany.	Etsy efforts to grow our brand have borne fruit. Our U.S. Etsy marketplace buyer surveys indicate that since the fourth quarter of 2018 we have: nearly doubled buyers’ loyalty; prompted awareness is up 11 percentage points, and unprompted awareness is up 8 percentage points; purchase intent has grown over 100%; and visit intent has nearly doubled. We are also seeing great movement in our brand funnel metrics in the United Kingdom, where unprompted awareness is up 10 percentage points year over year. In Germany that same metric has more than doubled year over year.

Helping Etsy sellers grow	Caring for our people, communities and planet
Etsy marketplace sellers continue to thrive. For the full year active sellers grew by 28%; and more than doubled on a two year basis. And, even more importantly, our seller cohorts retain more GMS in subsequent years on the platform. We're continuing to innovate in areas that matter to our global seller community, such as improvements to the onboarding experience, particularly for international sellers, and investing in our seller app. We launched a new Star Seller program to help sellers get insights into buyer preferences and expectations, and drive improved customer service across our marketplace.
We continued to attract and retain world class talent in 2021, with a keen focus on diversity. Etsy's attrition remains significantly below industry averages - a testament, we believe, to the power of our mission, the health of our culture, and the care we take of our team. We created impactful marketplace initiatives to support sellers from under-represented communities; we drove our climate work forward by setting ambitious Net Zero targets; and we launched sustainable packaging for Etsy marketplace sellers. We collected over 6.8 million donations in 2021 for The Uplift Fund, our "donate the change" effort that supports the dismantling of barriers to creative entrepreneurship. And we launched an Impact Tracker to help Etsy buyers understand the positive impact of their purchases.

Creating a House of Brands through the purchase of Depop and Elo7
2021 was also a transformative year as we deepened our Right to Win strategy by acquiring two great non-commoditized marketplaces that in many ways look like Etsy, creating a House of Brands. As we look ahead, our north star is to leverage the marketplace playbook we know at Etsy, and accelerate value creation for each subsidiary marketplace - Reverb, Depop, and Elo7 - with the goal that the whole is greater than the sum of its parts.

10	Etsy

Our Impact Goals, Strategy, and Progress
In 2021, we transitioned what we have historically called our "Impact" reporting to the more commonly used environmental, social, and governance ("ESG") nomenclature. Our Impact strategy and goals reflect the positive impact we want to have on the world while advancing and complementing our business strategy. Our Impact framework is illustrated by the following chart:
Keep Commerce Human
We are committed to growing sustainably by aligning our mission and business strategy to help create economic impact through entrepreneurship.

ENVIRONMENTAL Building resilience for the long-term	SOCIAL Ensuring equitable access to opportunity	GOVERNANCE Fostering a culture of ethics and accountability

Net Zero Achieving Net Zero through near- and long-term Science-Based Targets while continuing to run a carbon neutral company.	Prioritizing People Enabling our team to thrive through thoughtful practices that optimally attract, promote, and retain our talent.	Responsible Marketplace Practices Engendering trust with responsible structures and safeguards that reﬂect how deeply we care about our communities and marketplaces.

Sustainable Operations Sourcing 100% renewable electricity, reducing the intensity of our energy use, and running “zero waste” operations.	Diversity, Equity & Inclusion Aiming for diverse representation, creating an inclusive culture, and centering equity in our workplace, with our suppliers, and in our marketplaces.	Thoughtful Corporate Governance Crafting thoughtful corporate governance practices to guide our business.

Responsible Shopping Addressing the impacts of our marketplaces and establishing them as destinations for conscious consumers.	Social Innovation Providing pathways to economic freedom by using our platforms to support communities and invest in programs that promote beneﬁcial economic and creative opportunities.	Integrated ESG Reporting Driving accountability through robust ESG reporting.

Risk Oversight & Management Building for the future through robust risk assessment and oversight to unlock innovation and drive long-term value creation.

In 2021, we continued to focus on our economic impact.2 Etsy sellers contributed $14.3 billion to the U.S. economy, a 167% increase from our baseline of $5.37 billion in 2018. Etsy sellers created 3.8 million jobs in the independent worker economy, enough jobs to employ almost all of the city of Los Angeles, California (population 3.97 million), and generated $3.8 billion in income. Etsy sellers produced over $8 billion in additional economic value by harnessing their creativity and bringing unique products to market. The following illustrates our additional Impact/ESG highlights in 2021:

ENVIRONMENTAL	SOCIAL	GOVERNANCE

We procured 100% renewable electricity for our operations.
We ran a carbon neutral business, by investing in over 549,250 veriﬁed emissions reductions that protect forests, sponsor wind and solar farms, and help develop greener methods for producing auto parts.
We have an ambitious Net Zero goal based on near- and long-term carbon reduction targets that are aligned with the science of climate change.
We helped our U.S. sellers access and buy packaging made from certiﬁed responsibly sourced and 100% recycled materials that buyers can immediately recycle at home.

Etsy continued to attract and retain world-class talent in 2021, with a keen focus on diversity. In 2021, Etsy, including Reverb, grew our leadership level employee population who identify as a member of an underrepresented community (Black, Latinx, or Native American; collectively, “URC”) by 41.7%, and from 8.6% to 9.4% of our overall leadership level employee population. Hires from URCs constituted 16.7% of U.S. Etsy.com hires in 2021. The percentage of U.S. Etsy.com employees who are from URCs has increased from 8.6% in 2018 to 12.9% in 2021.
Balancing this growth in the diversity of our workforce with a renewed focus on inclusion has helped our values-driven company culture continue to thrive. This year we continued to make investments in our employee resource group program and launched a company-wide inclusion training program. We also helped creative entrepreneurs from economically disenfranchised communities beneﬁt from the growth of digital commerce.

We believe that effective governance does not call for a one-size-ﬁts all approach. We carefully consider our governance practices and tailor them to our business to promote the long-term interest of Etsy’s stockholders.
In 2021, we expanded and refreshed our Board of Directors by appointing two new directors. We also updated certain Board of Directors’ practices to enhance oversight of cyber related risks.
In addition, the trustworthiness of our marketplaces and the connections among our buyer and seller communities continue to be the cornerstones of Etsy’s business.

Additionally, Etsy reports our Impact metrics using the Sustainability Accounting Standards Board (“SASB”) and Task Force on Climate-Related Financial Disclosures (“TCFD”) frameworks. For more information on how we drive Impact, and our Impact goals, strategy, and progress, as well as our SASB and TCFD reporting, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 at pages 18-36.
2    To calculate these results, Etsy commissioned its third economic impact study with ECONorthwest, an independent economic consulting firm, to explore the ways Etsy sellers in the United States contribute to the national economic landscape.

2022 Proxy Statement	11

Culture and Engagement
We believe that our action-oriented, values-based, and purpose-driven work culture is a competitive advantage in attracting and retaining top talent. Etsy’s employees work diligently to bring innovative ideas to Etsy to strengthen the experience for sellers and buyers in our marketplaces. We are focused on maximizing our employees’ engagement, which is linked with high performance, retention, innovation, and growth.
As Etsy’s overall business grew in 2021, and the stresses of a global pandemic continued, we leaned on our value of embracing differences. For those with caregiving responsibilities, that meant giving our employees the ability to create a flexible work schedule or to take paid family leave without judgement or stigma. For those seeking community, our investment in and expansion of Employee Resource Groups allowed our employees to build connections. And to better scaffold those ready for the next growth opportunity, we built out our competency matrices and expanded our performance enablement programs. We're also proud that Etsy's attrition in 2021 was significantly below industry averages.
Safety will always be a top priority, and in 2021 visiting an Etsy office remained optional due to the COVID-19 pandemic. While in a fully remote work mode, we grew and evolved our thinking around “How and Where We Work.” The past year has strengthened our conviction that Etsy employees can excel wherever they choose to work. Grounded in inclusive practices and norms, we believe a hybrid approach to work is the best fit for our business, culture, and team. Our hybrid work policy allows Etsy employees to select the work mode that best fits their needs: remote (fully working from home); flex (select days in the office and at home); or in-office (predominantly working in our offices). We continue to believe Etsy offices are beloved gathering spaces for our teams to have human connection in person, and we look forward to continuing to explore new norms and technology that embrace this hybrid work model.
The sustainability of our working environment and employee well-being also remains a key priority. In 2021, we retained and expanded our paid family leave policies that were established in 2016, and we continued our periodic company-wide “rest and recharge” days to supplement our other paid time off policies. We also supported regular “focus days” where non-critical meetings were canceled to provide space for deeper individual work.
Finally, we remain focused on employee engagement, which we believe is linked with high performance, retention, innovation, and growth. We believe employees choose to work at Etsy because they value our work culture. In May 2021, we conducted an engagement survey of all of our global employees. Of the employees surveyed across Etsy and Reverb, 90% submitted a response, and 75% of Etsy and 75% of Reverb respondents reported favorable employee engagement, ahead of industry peers in the “New Tech” category according to research by Culture Amp.
Diversity, Equity, and Inclusion
Diversity, equity, and inclusion are core to Etsy’s culture. We are committed to building a workplace where people of all backgrounds and walks of life can thrive. We believe that diverse and inclusive teams build more creative and innovative solutions that strengthen our business and reinforce our values.
For more information on our focus on diversity, equity, and inclusion, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 at pages 24-26, along with our workforce metrics at pages 27-28.
Executive Team

We believe that we have built a highly qualified and effective Executive Team.

Each person brings fresh perspectives and deep expertise to their particular roles. Additionally, we’re proud that over half of our Executive Team identify as women. Our Executive Team consists of:

•Josh Silverman, President and Chief Executive Officer, leading Etsy in its growth and strategic direction
•Rachel Glaser, Chief Financial Officer, overseeing our global financial operations
•Michael Fisher, Chief Technology Officer, leading our engineering teams
•Kruti Patel Goyal, Chief Product Officer, leading our product teams

•Ryan Scott, Chief Marketing Officer, leading our marketing teams
•Raina Moskowitz, Chief Operating Officer, leading our strategy and operations, member services, trust and safety, impact, payments, and fulfillment teams
•Jill Simeone, Chief Legal Officer and Corporate Secretary, leading our House of Brands legal, policy, compliance, and advocacy teams

12	Etsy

Voting Roadmap

Proposal 1 Election of Directors

At the Annual Meeting, three Class I directors are standing for election, each for a three-year term. Our Board has nominated C. Andrew Ballard, Jonathan D. Klein, and Margaret M. Smyth for election as Class I directors at the Annual Meeting.
▶ See page 14

Our Board recommends a vote FOR each nominee for Director.

Proposal 2 Advisory Vote on Executive Compensation

This proposal, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, objectives, and program, as described in this proxy statement.
▶ See page 37

Our Board recommends a vote FOR this proposal.

Proposal 3 Ratification of the Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022 and recommends that stockholders vote to ratify the appointment. PricewaterhouseCoopers LLP  has audited our consolidated financial statements since 2012.
▶ See page 63

Our Board recommends a vote FOR this proposal.

2022 Proxy Statement	13

Proposal 1
Election of Directors

In accordance with our amended and restated certificate of incorporation, our Board of Directors, which currently has nine members, is divided into three staggered classes of directors. Our Board has nominated Jonathan D. Klein and Margaret M. Smyth for re-election and has nominated C. Andrew Ballard for election as Class I directors at the 2022 Annual Meeting, each for a three-year term. Mr. Ballard's nomination was made as a result of discussions between Mr. Silverman and the members of the Nominating and Corporate Governance Committee to surface and evaluate possible candidates. Each nominee is independent and has consented to serve as director, if elected. We have no reason to believe that any nominee will be unable or unwilling to serve as director. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if our Board names one.
Each director is elected by a plurality vote. The three director nominees receiving the highest number of “FOR” votes will be elected. If elected at the Annual Meeting, the nominees will serve until our 2025 Annual Meeting of Stockholders and until their successors have been elected and qualified or until they resign, die, or are removed from our Board. For information about the nominees and each director whose term is continuing after our Annual Meeting, please see the section on “Etsy's Board of Directors."

Our Board of Directors recommends a vote “FOR” each director nominee named above.

14	Etsy

Etsy's Board of Directors
The following table provides summary information about our Board of Directors. See pages 18-22 for more information.

C. Andrew Ballard Age: 49 Director Since: 2021 Class: I	Jonathan D. Klein Age: 61 Director Since: 2011 Class: I Committees: Compensation	Margaret M. Smyth Age: 58 Director Since: 2016 Class: I Committees: Audit (Chair)

M. Michele Burns Age: 64 Director Since: 2014 Class: II Committees: Audit, Nominating and Corporate Governance	Josh Silverman President and Chief Executive Officer Age: 53 Director Since: 2016 Class: II	Fred Wilson (Chair) Age: 60 Director Since: 2007 Class: II Committees: Audit, Nominating and Corporate Governance (Chair)

Marla Blow Age: 51 Director Since: 2021 Class: III Committees: Audit	Gary S. Briggs Age: 59 Director Since: 2018 Class: III Committees: Compensation	Melissa Reiff Age: 67 Director Since: 2015 Class: III Committees: Compensation (Chair)

2022 Proxy Statement	15

Director Skills and Experience Matrix
In 2022, Etsy requested that each of our directors provide a more detailed skills and experience self-assessment allowing for more robust disclosure of that information. All of our directors bring experience in senior leadership roles and corporate governance experience to our boardroom. The following chart summarizes other areas important to the oversight of Etsy's business where our directors have substantial knowledge and experience.

	Josh Silverman	Andrew Ballard	Marla Blow	Gary Briggs	Michele Burns	Jonathan Klein	Melissa Reiff	Margaret Smyth	Fred Wilson
Technology, e-commerce and digital media
Brand strategy, marketing, or merchandising
Global commerce or international business
Human resources or talent
Impact/ESG
Strategic transactions
Payments processing
Finance, accounting, or financial reporting
Risk management
Information security/cybersecurity
Data analytics
Other current public company board service

16	Etsy

Diverse Representation and Perspective

Director Independence	Gender	LGBTQ+

Tenure	Race/Ethnicity	Disability

More than half of Etsy's Board self-identified with diverse attributes, and two-thirds of our Board Committee Chairs identify as women. These attributes were self-disclosed by our directors through an optional diversity question included in our director questionnaire. The survey captured Board members' identity or affiliation including within the following categories:

Board Diversity Matrix (As of April 22, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	5	0	0
Part II: Demographic Background
African American or Black	1	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	2
Disabled	1
Did Not Disclose Demographic Background	0
The above Board Diversity Matrix is presented under Nasdaq's Board Diversity Rule using categories required by stock exchange rules.

2022 Proxy Statement	17

Director Nominees
and Continuing Directors
Nominees for Election to a Three-Year Term Expiring at the 2025 Annual Meeting of Stockholders

C. Andrew Ballard

Professional Experience
•Chief Executive Officer and Co-Founder of Wiser Solutions, Inc., a software and data company focused on brands and retailers, since 2012
•Founder and Managing Partner of Figtree Partners, an investment firm focused on software and technology, since 2012
•Senior Advisor at Hellman & Friedman LLC, a private equity firm, from 2012 to 2019, and Managing Director, from 2006 to 2012
•Prior to that: various positions at Bain Capital, LLC and Bain & Company, Inc.
Other Public Company Directorships
•Domino’s Pizza, Inc. (since 2015)
Other Information
•Director of private companies, including CrossFit, Datacor, Inc., and Zignal Labs

INDEPENDENT Age: 49 Director since: 2021

Qualifications
C. Andrew Ballard should serve as a member of our Board because of his executive and leadership experience across the technology, marketing, data analytics, media, and finance industries, as well as his strategic business and acquisition experience and his significant experience as a director of and investor in businesses in all stages of growth.

18	Etsy

Jonathan D. Klein

Professional Experience
•Co-Founder and Deputy Chairman of Getty Images, Inc., a global digital media company, having served as Chief Executive Officer from its inception in 1995 until 2015
•Executive-in-Residence at General Catalyst, a venture capital firm, since April 2018
Other Public Company Directorships
•Jumia Technologies AG (since January 2019)
•Squarespace (since 2010)
Other Information
•Director of several private companies, including Getty Images (and its predecessor company Getty Communications since 1995), Getty Investments, Kano, Bloom & Wild, and Kegtails Pty. Ltd.
•Getty Images has announced a transaction with CC Neuberger Principal Holdings, II, a publicly traded special purpose acquisition company. Upon closing, Getty Images will become a public company. Mr. Klein is expected to remain on the Board of Getty Images.

INDEPENDENT Age: 61 Director since: 2011

Qualifications
Jonathan D. Klein should serve as a member of our Board due to his extensive experience with e- commerce, his knowledge of marketplaces and digital media companies, his international business experience, and his experience as a public company CEO and as a director of a number of public and private companies.

Margaret M. Smyth

Professional Experience
•Senior Advisor, Global Infrastructure, QIC, a global infrastructure investor focused on ESG-themed investments in transport, energy, and utilities, and social/public/private partnership sectors, since July 2021
•U.S. Chief Financial Officer, National Grid plc, a multinational energy company, from 2014 to June 2021
•Vice President of Finance at ConEdison, Inc., from 2012 to 2014
•Prior to that: Senior Managing Partner at Deloitte & Touche and Arthur Andersen
Other Public Company Directorships
•Frontier Communications Parent, Inc. (since June 2021)
•Remitly Global, Inc. (since May 2021)
•Lilium N.V. (since September 2021)
Investment Company Directorships
•Mutual of America Financial Group (two funds) (since 2005)

INDEPENDENT Age: 58 Director since: 2016

Qualifications
Margaret M. Smyth should serve as a member of our Board due to her expertise in public company finance, accounting, and strategic planning. In addition, she brings significant international experience and leadership through her service as an executive and director of global public companies. Ms. Smyth is also experienced in advancing sustainability accounting practices and is a SASB FSA Credential Holder.

2022 Proxy Statement	19

Directors Continuing in Office

Marla Blow

Professional Experience
•President and Chief Operating Officer of Skoll Foundation, which invests in and supports social entrepreneurs, where she leads Skoll’s program work, grants, investments, and financial management, since March 2021
•Senior Vice President for Social Impact in North America, Mastercard Center for Inclusive Growth from October 2019 to March 2021
•Founder and Chief Executive Officer, FS Card Inc., a subprime credit card venture, from 2014 to January 2019 (sold to strategic acquirer); and a Partner in Fenway Summer LLC, a consumer finance investment and venture capital firm that incubated FS Card
•Prior to that: Assistant Director, Card and Payments Markets Group, Consumer Financial Protection Bureau, and various positions in the credit card business at Capital One
Other Public Company Directorships
•Care.com (February 2018 to March 2020) (acquired by IAC/InterActive Corp)
•FactorTrust, Inc. (2016 to November 2017) (acquired by TransUnion)
Other Information
•Director of Square Financial Services, an independent banking subsidiary of Block Inc., formerly known as Square, Inc. (since March 2021).

INDEPENDENT Age: 51 Director since: 2021

Qualifications
Marla Blow should serve as a member of our Board because of her significant experience with payments and financial services, her experience as a regulator, and her expertise in platforms that support small business. In addition she brings experience with impact and has advocated for creative entrepreneurship as a path to economic empowerment.

Gary S. Briggs

Professional Experience
•Chairman of Hawkfish, LLC, a political data and technology-based digital marketing company, from September 2019 to May 2021
•Vice President and Chief Marketing Officer of Facebook, Inc. (now known as Meta Platforms, Inc.), a social media company, from 2013 to November 2018
•Prior to that: Various marketing roles at Google, Inc., eBay Inc., PayPal, Inc., IBM Corp., and PepsiCo
Other Public Company Directorships
•Petco Health & Wellness Co. Inc. (since 2018)
•Afterpay Limited (January 2020 to March 2022) (acquired by Block, Inc., formerly Square, Inc.)
•LifeLock, Inc. (2013 to 2017) (acquired by Symantec Corporation)

INDEPENDENT Age: 59 Director since: 2018

Qualifications
Gary S. Briggs should serve as a member of our Board because of his significant brand strategy and marketing expertise, as well as his executive and leadership experience, particularly at technology and e-commerce companies.

20	Etsy

M. Michele Burns

Professional Experience
•Advisory Board, Stanford Center on Longevity at Stanford University since October 2019, having served as the Center Fellow and Strategic Advisor from 2012 to October 2019
•Chief Executive Officer, Retirement Policy Center sponsored by Marsh & McLennan Companies, Inc. from 2011 to 2014
•Chairman and Chief Executive Officer, Mercer LLC, a human resources consulting firm, from 2006 to 2011, and Chief Financial Officer in 2006
•Prior to that: Chief Financial Officer at Delta Air Lines, Inc. and various positions at Arthur Andersen, serving ultimately as the Senior Partner, Southern Region Federal Tax Practice
Other Public Company Directorships
•Cisco Systems, Inc. (since 2003)
•Goldman Sachs Group, Inc. (since 2011)
•Anheuser-Busch InBev SA (since 2016)
•Alexion Pharmaceuticals, Inc. (2014 to May 2018)
•Wal-Mart Stores, Inc. (2003 to 2013)

INDEPENDENT Age: 64 Director since: 2014

Qualifications
M. Michele Burns should serve as a member of our Board due to her expertise in corporate finance, accounting, governance, and strategy. She also brings expertise in global and operational management, including a background in organizational leadership and human resources, and experience as a public company CFO and director.

Melissa Reiff

Professional Experience
•Chief Executive Officer, The Container Store Group, Inc., the original storage and organization specialty retailer, from 2016 until her retirement in February 2021
•President and Chief Operating Officer of The Container Store Group, Inc., from 2013 to 2016, having served as President from 2006 to 2013
Other Public Company Directorships
•The Container Store Group, Inc. (2007 to September 2021)
•Cricut, Inc. (since March 2021)

INDEPENDENT Age: 67 Director since: 2015

Qualifications
Melissa Reiff should serve as a member of our Board because of her significant operational experience; her expertise in retail, marketing, and merchandising; and her knowledge of executive compensation and talent management. She also brings experience as a CEO and director of public companies.

2022 Proxy Statement	21

Josh Silverman

Professional Experience
•President and Chief Executive Officer, Etsy since May 2017
•Senior Operating Advisor, Hellman & Friedman, a private equity firm, from January to May 2017, and Executive in Residence at Greylock Partners, a venture capital firm, in 2016
•President of Consumer Products and Services, American Express Company from 2011 to 2015
•Prior to that: CEO of Skype from 2008 to 2010; CEO of Shopping.com, an eBay company, from 2006 to 2008, and prior to that various executive roles at eBay
•Co-Founder and Chief Executive Officer of Evite, Inc. from 1998 to its sale in 2001
Other Public Company Directorships
•Shake Shack Inc. (since 2016)

Age: 53 Director since: 2016

Qualifications
Josh Silverman should serve as a member of our Board due to his deep familiarity with our business through his tenure as CEO and his significant executive, operational, strategic, payments, data, and marketing experience. He also brings expertise in scaling and leading online marketplaces and technology companies.

Fred Wilson

Professional Experience
•Founder and Partner, Union Square Ventures, a venture capital firm, since 2003
•Chair of the Board of Etsy since May 2017, having served as our Lead Independent Director since 2014
•Prior to that: Venture capitalist for over 30 years
Other Public Company Directorships
•Coinbase Global, Inc. (since January 2017; publicly traded since April 2021)
Other Information
•Director of various private companies in connection with his role at Union Square Ventures and in a personal capacity.

INDEPENDENT Age: 60 Director since: 2007

Qualifications
Fred Wilson should serve as a member of our Board due to his extensive experience with technology and social media companies and his deep understanding of our business and operations through his tenure on our Board and as one of our early investors. Fred has significant experience in corporate governance, technology company strategy, and scaling businesses in growth. He is also a well-known thought leader on technology, venture capital, and management matters.

22	Etsy

Corporate Governance
Key Features of our Corporate Governance

•Independent Board Chair
•Fully independent Board, except our CEO
•100% independent Committee members
•Regular executive sessions of independent directors
•A Board comprised of sophisticated and fully engaged directors with different areas of relevant expertise
•Strong commitment to diversity, including gender, racial/ethnic, and additional dimensions of diversity
•Even distribution of director tenure, resulting in a Board with both institutional and fresh perspectives
•A director resignation policy requiring any nominee for director receiving more votes "withheld" than "for" in an uncontested election to offer his or her resignation for consideration by our Nominating and Corporate Governance Committee and our Board
•Active role by our Board in risk management oversight
•Stockholder engagement program

•Annual Board and Committee self-evaluations overseen by our Board Chair and our Nominating and Corporate Governance Committee
•Robust code of conduct applicable to directors, officers, and employees
•Periodic reviews of our corporate governance structure, including our charter, bylaws, Committee charters, corporate governance guidelines, and code of conduct, to ensure they are appropriate for a company of our stage of development and market size
•Rigorous CEO evaluation process, and independent director oversight of executive succession planning
•  New  Stock ownership guidelines for directors and executive officers
•Policy of no pledging or hedging of Etsy shares for current employees and directors
•Notice required before accepting an invitation to serve on additional for-profit board of directors

Stockholder Engagement
Etsy executives maintain a very active, year-round engagement schedule meeting with the portfolio management teams at existing and potential stockholders around the world as part of our on-going investor relations activities. In connection with this broad engagement program, we met with over 350 investment management firms throughout 2021, including meetings with stockholders representing 83% of our outstanding common stock. In addition to conversations about our business and financial performance, we have seen a growing trend toward discussions of ESG topics during these regular investor engagement meetings.
In addition, since 2018 we have also conducted targeted outreach to offer investors the opportunity to specifically discuss corporate governance, environmental, social, and executive compensation issues. From the time following our 2021 Annual Meeting of Stockholders, as part of our off-season stockholder engagement efforts, we reached out to stockholders representing approximately 44% of our outstanding common stock and held discussions with all of the stockholders who wanted to meet, representing approximately 27% of our outstanding shares of common stock. In these discussions we received valuable feedback, which helps inform our Board's discussions of our corporate governance practices, environmental goals, and employment and executive compensation program, policies, and practices.
Our management team has principal responsibility for investor relations, and their efforts are overseen by our Board. We believe our multi-faceted engagement program provides stockholders with an effective channel for two-way dialogue with both our Board and management.

2022 Proxy Statement	23

The following illustrates our year-round engagement program:

Year-Round Investor Engagement

Our management team maintains regular contact with our investors, including through quarterly earnings calls, individual meetings, and other communication channels, to hear questions and feedback. In April of each year, we publish our Proxy Statement.

Annual Meeting	Off-Season

•We hold our Annual Meeting of Stockholders, typically in June.
•We receive and summarize feedback from the Annual Meeting.
•We identify any potential areas of concern and monitor governance trends and the needs of our business and stockholders.

•We conduct our off-season stockholder engagement outreach on executive compensation and corporate governance practices.
•We review our corporate governance documents, policies, and procedures and plan for the upcoming reporting season.
•We review progress on our Impact strategy and goals. We publish our integrated Annual Report.

The following sections highlight the conversations we had in our stockholder outreach program, including our key messages and the feedback we received, as well as what actions we have taken or expect to take in response to this feedback.
Key Themes Discussed with Stockholders in 2021 and Early 2022

Corporate Governance
•Etsy is a unique company and, because of that, our Board’s philosophy is that effective corporate governance should not be a one-size-fits-all solution.
•We have an active, engaged, and diverse board that has demonstrated its willingness to make difficult decisions, act, and protect stockholder value. For example, in 2017, activist investors raised concerns about Etsy’s performance, expenses, and management. The same day those activist letters were published, Etsy’s Board announced that they had already initiated a change in management, bringing on Josh Silverman as CEO with a mandate to determine the best future course for Etsy.
•Etsy’s governance structure provides for certain anti-takeover provisions. We do not maintain these provisions lightly. We regularly discuss these provisions with our stockholders, and we believe that these protections are crucial to Etsy's success as a relatively young public company that has goals and impact priorities designed to be realized over the next several years. The feedback from our stockholder engagement discussions indicates that the vast majority of our long-term stockholders understand that these governance provisions can add stability and provide younger companies with runway to grow. Our stockholders also have acknowledged that these provisions were helpful in 2017 when activist investors were in contact with Etsy, allowing our Board and management appropriate flexibility and time to make changes to our strategy, which ultimately significantly increased stockholder value. We are also cognizant that certain stockholders might prefer continued evolution of our governance strategy over time, as Etsy matures and continues to grow. Our history of activism has led our Board to be judicious about dismantling these protections. Our Board continues to monitor these sentiments and reviews our governance structure annually.
•In 2020, our Board approved of two governance changes, which we believe further demonstrate our commitment to diversity and director accountability. First, our Board amended Etsy’s Policies and Procedures for Director Candidates to establish our Board’s commitment to including diverse candidates in the pool from which Board nominees are chosen. Second, our Board adopted a director resignation policy within Etsy’s Corporate Governance Guidelines. This policy provides that any nominee for director in an uncontested election who fails to receive majority support of stockholders must offer his or her resignation for consideration by our Nominating and Corporate Governance Committee and our Board. This policy first applied to director elections at our 2021 Annual Meeting of Stockholders.
•  New  In 2021, we expanded and refreshed our Board of Directors by appointing two new directors, C. Andrew Ballard and Marla Blow, who we believe bring exceptional experience and insights to our Board.

24	Etsy

Corporate Governance (continued)
•  New  While we are proud of our historic cybersecurity program, we acknowledged that cyber risk has become more complex, and we heard these concerns echoed in some of our stockholder conversations. As a result, we expanded our Audit Committee's role in overseeing Etsy's policies, practices, and internal controls relating to technology and information security to provide for more focused oversight of rapidly evolving information security risks and mitigation strategies.
•  New  We also heard some feedback from our stockholders about stock ownership guidelines. In response to that feedback, and to support continued alignment of the interests of our directors and executive officers with the interests of our stockholders, in early 2022, we adopted stock ownership guidelines that require our directors and executive officers to own a minimum number of shares of our common stock.

Executive Compensation
•We seek continued feedback from our stockholders to better understand their views regarding our compensation program and practices.
•Over the past few years, we received consistent feedback that our stockholders would like to see future CEO equity grants include a performance component. In May 2017, our CEO, Mr. Silverman, received a front-loaded equity grant. That grant was designed to induce him to join Etsy at a turbulent time, provide him with a meaningful equity stake in Etsy, and align his interests with those of our stockholders. Mr. Silverman’s 2017 offer letter stated that he would not be eligible to receive additional equity grants until 2021. Mr. Silverman did not receive any long-term equity incentive grants in 2018, 2019, or 2020.
•Following more than a year of careful analysis and development led by the Compensation Committee, with participation by the Board Chair, advice and input from Compensia and our external legal counsel, and engagement with and feedback from many of our largest stockholders, Mr. Silverman was granted the following equity awards in March 2021: (1) a performance-based equity award, in the form of performance share units ("PSUs"), designed to retain, incentivize, and motivate Mr. Silverman for the next four years, drive Etsy's long-term growth, and promote the alignment of Mr. Silverman’s compensation with long-term stockholder value creation; and (2) annual equity awards in the form of RSUs and stock options granted as part of Etsy’s 2021 annual compensation cycle, as described more fully in the Compensation Discussion and Analysis. Our Compensation Committee also determined that 2021 equity awards granted to our other executive officers would include a mix of PSUs, restricted stock units ("RSUs"), and options. We believe this executive compensation structure further aligns management’s performance with long-term incentives and sustainable value creation for our stockholders, and is responsive to the feedback of our stockholders.
•Additionally, we consider the results of our annual advisory vote on executive compensation. Last year, our stockholders approved our 2021 say-on-pay proposal with over 95% of the votes cast in favor of the proposal.
•  New  As described above, in 2022, we adopted stock ownership guidelines for our CEO, other executive officers, and directors, as described in the Compensation Discussion and Analysis.
•Our Compensation Committee remains focused on aligning executive compensation with performance, retention, and long-term stockholder value creation when making compensation decisions for our executive officers.

Etsy’s Impact (ESG)
•  New  In 2021, we transitioned our Impact reporting to the more commonly used environmental, social, and governance ("ESG") nomenclature. Included in governance are our corporate governance practices, as more fully described above.
•  New  In response to stockholder feedback, we published Etsy's consolidated Equal Employment Opportunity ("EEO-1") report on our Investor Relations website.
•We continued to highlight for investors Etsy's Impact strategy and report on Etsy's ESG goals as part of our integrated Annual Report on Form 10-K for the fiscal year ended December 31, 2021 at pages 18-36. We continued to focus on diversity, equity, and inclusion, and we include our gender and race and ethnicity workforce metrics, as well as other ESG metrics, in our integrated Annual Report.

2022 Engagement Program

We plan to continue our stockholder engagement program in 2022 under our Board’s oversight to further enhance and deepen our relationship with our stockholders with respect to these topics and other areas of interest to our stockholders.

2022 Proxy Statement	25

Board Structure
Board Leadership Structure
Our Board has determined that having an independent director serve as Chair of the Board is in the best interests of our stockholders at this time. Fred Wilson has served as our non-executive Chair since May 2017, providing independent leadership and enabling Josh Silverman, our CEO, to concentrate on Etsy’s business operations.
We believe that separating the positions of Chair and CEO ensures a greater role for the independent directors in the oversight of Etsy and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board. Our Bylaws and Corporate Governance Guidelines provide our Board with flexibility to separate or combine the roles of the CEO and Chair when and if it believes it is advisable and in the best interest of Etsy stockholders to do so. Our Board will continue to evaluate our leadership structure periodically and make changes in the future as it deems appropriate.
Director Independence
Our Board assesses the independence of each director at least annually and has determined that, other than Josh Silverman, all current directors and director nominees are independent in accordance with the listing standards of Nasdaq and the applicable rules and regulations of the SEC. Josh Silverman is not considered independent because he is our CEO. (Additionally, our Board previously determined that Edith Cooper, who served as a director during 2021, was independent.) In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant. The independent members of our Board hold separate regularly scheduled executive session meetings at which only independent directors are present.
Our Board also has determined that each member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is independent and that each Audit Committee and Compensation Committee member meets the heightened Nasdaq and SEC independence requirements applicable to each such Committee.
Board Committees
Our Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Members of these Committees serve until their resignation or until otherwise determined by our Board. The charter of each Committee, our Corporate Governance Guidelines, and our Code of Conduct are available on our investor website (investors.etsy.com) under “Governance-Governance Documents.” The composition and functions of each Committee are described below.

Director*			Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
C. Andrew Ballard			Yes
Marla Blow			Yes
Gary S. Briggs			Yes
M. Michele Burns			Yes
Jonathan D. Klein			Yes
Melissa Reiff			Yes
Josh Silverman			No
Margaret M. Smyth			Yes
Fred Wilson			Yes

Chair	Member	Financial Expert
 *    Former director Edith Cooper served as a member of our Compensation Committee until her departure from our Board on September 14, 2021.

26	Etsy

Audit Committee	2021 Meetings: 7

Members
As described in more detail in its charter, among other responsibilities, our Audit Committee:
•appoints and oversees our independent registered public accounting firm; evaluates its qualifications, independence, and performance; and pre-approves the scope and plans for audits, all audit engagement fees, and all permissible non-audit services;
•reviews and discusses with management and the independent registered public accounting firm our annual audited and quarterly unaudited financial statements and annual and quarterly reports on Forms 10-K and 10-Q and related matters, including any non-GAAP financial measures;
•oversees our internal audit function, which reviews and reports on our business processes and controls and our products, technology and information systems; reviews and approves the proposed risk-based internal audit plan; reviews reports prepared by internal audit relating to risk management and internal controls; and, as needed, meets with the Head of Internal Audit in executive session;
•oversees our procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls, or auditing matters, and for the confidential and anonymous submissions by our employees concerning questionable accounting or auditing matters;
•  New  assists our Board in its oversight of our technology and information security (including cybersecurity) policies and practices and the internal controls regarding information security;
•reviews and oversees related person transactions; and
•oversees the management of risks associated with financial reporting, accounting, and auditing matters, taxes, investments, payments operations, cash management and foreign exchange management, including our guidelines and policies with respect to risk assessment and risk management across our House of Brands.

Margaret M. Smyth (Chair)

Marla Blow

M. Michele Burns

Fred Wilson

Each member and prospective member of our Audit Committee can read and understand fundamental financial statements. Our Board has determined that Marla Blow, M. Michele Burns and Margaret M. Smyth each qualifies as an audit committee financial expert in accordance with the applicable rules and regulations of the SEC and meets the financial sophistication requirements of Nasdaq.

2022 Proxy Statement	27

Compensation Committee	2021 Meetings: 7

Members
As described in more detail in its charter, among other responsibilities, our Compensation Committee:
•oversees and reviews our compensation philosophy and strategy;
•establishes goals and objectives relevant to compensation for the CEO and, in consultation with the CEO, other senior officers, and evaluates the CEO's and, in consultation with the CEO, other senior officer's performance against those goals;
•reviews and approves the form and amount of compensation to be paid to the CEO and other senior members of the executive team either directly or through the establishment of a sub-committee;
•administers our incentive plans, including approving the terms and conditions of awards;
•recommends to our Board adoption of executive compensation policies;
•recommends the form and amount of compensation to be paid to our non-employee directors;
•oversees human capital management, including our employee talent and development programs, diversity and inclusion policies and strategies, retention and attrition, and periodically reviews succession planning for key roles other than the CEO (for which succession planning is overseen by our Board); and
•oversees the management of risks associated with our compensation policies, programs and practices, including an annual risk assessment to determine whether our compensation program encourages inappropriate risk-taking.

Melissa Reiff (Chair)

Gary S. Briggs

Jonathan D. Klein

A description of the role of the compensation consultant engaged by our Compensation Committee, scope of authority of our Compensation Committee, and the role of executive officers in determining executive compensation can be found under “Compensation Discussion and Analysis—How We Determine Executive Compensation.”

28	Etsy

Nominating and Corporate Governance Committee	2021 Meetings: 5

Members
As described in more detail in its charter, among other responsibilities, our Nominating and Corporate Governance Committee:
•advises our Board on corporate governance matters generally, and recommends to our Board appropriate or necessary actions to be taken by Etsy;
•reviews the composition and size of our Board and makes recommendations to our Board;
•recommends to our Board criteria for Board membership, including qualifications, qualities, areas of expertise, differences of viewpoint, age, skill, gender, race, and other individual characteristics, as well as other relevant factors;
•actively seeks out diverse director candidates to include in the pool from which Board nominees are chosen;
•reviews and recommends to our Board the director nominees;
•oversees the annual evaluation of our Board and each Committee;
•reviews the composition of each Committee and recommends members and chairs;
•reviews the structure and operations of our Committees;
•reviews director orientation and continuing education offerings and makes recommendations, as needed;
•oversees the management of risks associated with director independence, conflicts of interest, board composition and organization, and director succession planning; and
•periodically reviews our environmental and social Impact goals and our progress against those goals.

Fred Wilson (Chair)

M. Michele Burns

Board Oversight Responsibilities
Board Meetings
Our Board met six times during 2021. Each director attended at least 75% of the total number of 2021 meetings of our Board and of each Committee on which he or she served. We encourage all directors and director nominees to attend the Annual Meeting; however, attendance is not mandatory. All directors attended the 2021 Annual Meeting of Stockholders.
Board Oversight of Strategy
Our Board is actively engaged in overseeing our long-term strategy. Management presents our annual operating plan for Board approval each year, together with an update on the prior year’s financial results. While our Board approves our annual operating plan, our management is responsible for developing this plan and executing on our business strategy. Our Board’s oversight and management’s execution of our plan are conducted with a long-term mindset and focus on assessing operational opportunities and strategic areas of impact.
Board Oversight of Risk
One of the key functions of our Board is to provide informed oversight of our risk management process. While management is responsible for the day-to-day management of the material risks we face, our Board maintains ultimate responsibility for the oversight of risk. Our Board’s oversight of risk is informed by quarterly updates from management team members responsible for oversight of particular risk areas. We also have a Risk Steering Committee comprised of a cross-functional management team, which meets regularly to review and discuss the significant risks facing our business, including any material ESG risks. The work of the Risk Steering Committee meetings helps identify key or emerging areas of risks and informs management reporting to our Board.
Our Board also receives regular updates from the management team on the evolving impact of world events such as macroeconomic shifts, geopolitical events, the COVID-19 pandemic, and regulatory changes. Our Board oversees the strategic decisions related to our response to and our planning for our business operations through these many changes.

2022 Proxy Statement	29

In addition, our Board also oversees risk through our standing Committees. For example:
•Our Audit Committee oversees the management of risks associated with our financial reporting, accounting, and auditing matters, as well as our investment guidelines;
•Our Compensation Committee oversees the management of risks associated with executive compensation policies and programs, human capital management, and our strategy and efforts relating to diversity, equity, and inclusion; and
•Our Nominating and Corporate Governance Committee oversees the management of risks associated with corporate governance matters, such as director independence, conflicts of interest, our Board composition, Director succession planning, and Etsy’s Impact/ESG strategy and goals.
These Committees regularly report as appropriate to the full Board. The full Board also oversees the management of risks relating to our business strategy and capital structure; our legal, policy, regulatory, and compliance program; our data privacy, technology, and information security, including cybersecurity; and our insurance program.
Additional Information Regarding Oversight of Information Security Risk
We recognize the importance of information security, cyber readiness, and data privacy protections to our business and reputation. While management has general responsibility for implementation of our information technology, cybersecurity, and privacy strategies and policies, including deployment and use of security tools, applications, and employee training, our Board and our Audit Committee are actively engaged in the oversight of our information security program. In 2021, we expanded the role of our Audit Committee in the oversight of Etsy’s technology and information security policies and practices, and the internal controls relating to information security, and the steps taken by management to identify, monitor, and control any risk exposures, to provide for more focused oversight of rapidly evolving information security risks and mitigation strategies.
•Our Board or our Audit Committee (depending on the quarter) receives regular quarterly reports on these matters from our Chief Information Security Officer team, including on the status of projects to strengthen the company’s security systems and improve cyber readiness, as well as on existing and emerging threat landscapes.
•Given the importance of information security to our stakeholders, at least annually our Board receives a report from our Chief Information Security Officer team on our program for managing these security risks.
•Our information security program is subject to an annual self-assessment that measures maturity of our program in a manner aligned with the National Institute of Standards and Technology ("NIST") Cybersecurity Framework ("CSF").
•Our information security posture is subject to regular third-party testing, including penetration testing, and the results are shared with our Board.
•We have established a notification protocol designed to escalate material cyber-security events to appropriate levels, including to senior management and our Board.
•Our Board also periodically participates in tabletop exercises conducted by senior management as part of risk management and disaster-related planning to validate, test, and assess the effectiveness and adequacy of certain roles and decision-making processes in the event of a cyber-incident.
•You can find further information about our Data Privacy & Security policies on our Investor Relations website.
Board Oversight of Human Capital and Talent
Management Succession Planning
Our Board considers its oversight and involvement in key aspects of management succession planning to be critical in ensuring Etsy’s competitive success over the long-term. In this role, our Board has established a CEO succession plan, which it reviews and updates periodically. Our Compensation Committee oversees our human capital management function, which includes review of management succession plans for senior leadership roles (other than our CEO), including the identification and evaluation of both internal and external candidates, assessment of our leadership pipeline and review of our talent development strategies. In considering management succession, we consider, among other factors, the competitive landscape, leadership competencies, and organizational goals, including our commitment to diversity, equity, and inclusion.
In addition to management succession planning, our Compensation Committee receives regular updates from management regarding talent management and compensation strategies across Etsy.

30	Etsy

Board Oversight of Impact/ESG Strategy
Etsy has developed an Impact strategy and goals that reflect the positive impact we want to have on the world, while advancing and completing our business strategy. Since announcing our Impact strategy in 2017, we have continued to evolve and update many of our goals to be specific, measurable, and time-bound, all while continuing to expand the transparency of our reporting on these activities. In 2021, we transitioned our Impact reporting to the more commonly used ESG framework. Our Nominating and Corporate Governance Committee oversees our Impact/ESG strategy and periodically reviews our environmental and social Impact/ESG goals and our progress towards our publicly-stated impact commitments. For more information on our Impact/ESG goals, strategy, and progress, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 at pages 18-36.
Board Oversight of Responsible Advocacy
Etsy engages in advocacy on policy issues that are aligned with our marketplaces, sellers, employees, and other stakeholders’ interests. This engagement is overseen and driven primarily through our Public Policy and Advocacy team. In these activities, we seek to protect and advance Etsy’s interests, competitiveness, reputation, and goals and shape public policy issues that impact Etsy and our various constituencies.
•Political Contributions. Etsy does not maintain a political action committee or make contributions in money, employee time, goods, or services to political parties or candidates, and we are committed to meaningful oversight of Etsy’s engagement with government officials.
•Lobbying. Etsy’s Public Policy and Advocacy team is committed to advancing common sense public policies that benefit our communities and business. We seek to build trust in our marketplaces and support our buyers and small business sellers by advocating for such policies as government investment in internet infrastructure, enhanced leave and caregiving policies, balanced product liability rules, common sense regulation of online commerce, and the use of our technology and marketplaces by communities that have been economically disadvantaged. All Etsy lobbying activities, including by third parties on behalf of Etsy, require the prior approval of the Vice President, Head of Public Policy and Advocacy and must comply with applicable law and Etsy’s Business Conduct Guidelines.
Etsy files quarterly and other required Lobbying Disclosure Act reports detailing our U.S. federal lobbying activities and expenditures with the Secretary of the U.S. Senate and the Clerk of the U.S. House of Representatives. Etsy also files disclosure reports detailing our lobbying activities and expenditures with U.S. state and municipal governments, where required, and with the European Union Transparency Register.
•Trade Associations and Coalitions. Etsy joins trade and industry associations that add value to Etsy, our marketplaces, stockholders and employees. These groups often have many members from a wide variety of industries, and advocate on broadly applicable public policy and industry issues. Although we work to make our voice heard within these groups, there may be occasions where our views on an issue differ from those of a particular association. We perform comprehensive due diligence on our trade associations and coalitions designed to confirm they are reputable and have no history of malfeasance.
Our Board of Directors, as part of its general oversight function, periodically receives reports from senior management regarding Etsy’s advocacy strategy and agenda. Our senior management monitors and coordinates Etsy’s public policy advocacy efforts, as well as any lobbying activities.
Board and Committee Self-Assessments
On an annual basis, our Board, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee conduct self-assessments to help ensure effective performance and to identify opportunities for improvement. As the first step in the self-assessment process, directors respond to a comprehensive questionnaire through an interview process with outside counsel, which asks them to consider various topics related to Board and Committee composition, structure, effectiveness, and responsibilities, as well as satisfaction with the schedule, agendas, materials, and discussion topics. Each Committee, as well as our Board as a whole, then reviews and assesses the responses from this assessment and any recommendations to our Board. The results of the assessments are then discussed by our Board and the respective Committees in executive session, with a view toward taking action to address any issues presented. Results requiring additional consideration are addressed at subsequent Board and Committee meetings, where appropriate.
Director Nomination Process
Although our Nominating and Corporate Governance Committee has the authority to recommend prospective director candidates for our Board’s consideration, our Board retains the ultimate authority to nominate a candidate for election by the stockholders as a director or to fill any vacancy.

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Identifying and Evaluating Nominees
When searching for new directors, our Nominating and Corporate Governance Committee actively seeks out diverse candidates to include in the pool from which Board nominees are chosen. When identifying and evaluating potential director nominees, including current members of our Board who are eligible for re-election, our Nominating and Corporate Governance Committee seeks a balance of knowledge, experience, and capability on our Board and may consider the following:
•the current size and composition of our Board and the needs of our Board and our Committees;
•high integrity and adherence to Etsy values;
•qualities such as character, judgment, independence, relationships, experience, length of service, and the like;
•commitment to enhancing long-term stockholder value;
•diversity of backgrounds, which is construed broadly to include differences of viewpoint, age, skill, gender, race, ethnicity, and other individual characteristics;
•financial literacy or financial expertise or other requirements as may be required by applicable rules;
•sufficiency of time to carry out their Board and Committee duties;
•the range of expertise and experience of our Board, including at the policy-making level, in business, government, technology, or other areas relevant to our business; and
•other factors, including conflicts of interest or competitive issues.
Stockholder Recommendations and Nominees
Our Nominating and Corporate Governance Committee will consider stockholder recommendations, so long as they comply with applicable law, our Bylaws, and the procedures described below. Stockholder recommendations for candidates to our Board must be received in writing by December 31 of the year prior to the year in which the recommended candidates will be considered for nomination at the next Annual Meeting of Stockholders and sent to our headquarters, Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201, to the attention of our Chief Legal Officer and Corporate Secretary. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Etsy within the last three years, and evidence of the recommending person’s ownership of Etsy stock. Recommendations must also include a statement from the recommending stockholder in support of the candidate that addresses the criteria for Board membership, personal references, and confirmation of the candidate’s willingness to serve.
Our Nominating and Corporate Governance Committee will review the qualifications of any candidate recommended by stockholders in accordance with the criteria described above. In addition, in our Nominating and Corporate Governance Committee’s discretion, its review may include requiring the candidate to complete a questionnaire regarding his or her background, interviewing references, performing background checks, direct interviews with the candidate, or other actions it deems necessary or proper.
Stockholders may also nominate candidates for election to our Board by following the procedures described in our Bylaws.
Compensation Committee Interlocks and Insider Participation
During 2021, Gary S. Briggs, Edith W. Cooper, Jonathan D. Klein, and Melissa Reiff served on our Compensation Committee. No member of our Compensation Committee had served as one of our officers or employees at the time that they were a member of our Compensation Committee. Other than disclosed below under “Related Persons Transactions” with respect to Gary Briggs, no member of our Compensation Committee had or has any relationships with us that are required to be disclosed under SEC rules. During 2021, none of our executive officers served as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board or Compensation Committee.
Communications with our Board
Stockholders or other interested parties may contact our Board or one or more of our directors with issues or questions about Etsy, by mailing correspondence to our Chief Legal Officer and Corporate Secretary at our Brooklyn headquarters, Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201. Our legal team will review incoming communications directed to our Board and, if appropriate, will forward such communications to the appropriate member(s) of our Board or, if none is specified, to our Board Chair. For example, we will generally not forward a communication that is primarily commercial in nature, is improper or irrelevant, or is a request for general information about Etsy.

32	Etsy

Director Compensation
Compensation Program for Non-Employee Directors
Our non-employee directors play a critical role in guiding our strategic direction and overseeing management. Our Compensation Committee reviews pay levels for non-employee directors at least annually informed by feedback from Compensia, Inc., a national compensation consulting firm (“Compensia”) which prepares a comprehensive assessment of our compensation program for non-employee directors. That assessment includes reviewing director compensation against the same peer group used for executive compensation purposes, an update on recent trends in director compensation, and a review of related corporate governance practices.
Our non-employee director compensation program for 2021 is more fully described below:

Annual Value of Payments ($)
Annual Board Retainer	250,000
Additional Retainers
Board Chair	100,000
Audit Committee Chair	20,000
Audit Committee Member	10,000
Compensation Committee Chair	16,000
Compensation Committee Member	8,000
Nominating and Corporate Governance Committee Chair	10,000
Nominating and Corporate Governance Committee Member	5,000
Member of any other Committee constituted by our Board	40,000 unless otherwise determined by our Board or Compensation Committee
On the date of the 2021 Annual Meeting, each incumbent non-employee director received compensation with an aggregate fair value at the time of grant equal to the annual board retainer plus the amount of applicable additional retainers in the form of RSUs (60%) and stock options (40%). These equity awards will vest in full on the date of the 2022 Annual Meeting if the director has served continuously as a member of our Board during the vesting period and will vest in full in the event we are subject to a change in control, or upon the director’s death.
Each non-employee director who joined our Board after the 2021 Annual Meeting received equity compensation (in the form of 60% RSUs and 40% stock options) with an aggregate fair value at the time of grant equal to the amount of the annual board retainer, plus the amount of any applicable Additional Retainers, on the first business day of the month following the month in which his or her appointment to our Board became effective (or if such date was not a trading day, the first succeeding trading day). These grants were prorated based on the number of whole months that the directors were expected to serve on our Board before our next Annual Meeting. Equity awards for non-employee directors will vest in full on the date of our 2022 Annual Meeting if the director has served continuously as a member of our Board during the vesting period, and will vest in full in the event we are subject to a change in control, or upon the Director’s death.
Additionally, if a director becomes our Board Chair, or a member or Chair of a Committee, after the date of our Annual Meeting (for continuing directors) or the date the director’s appointment to our Board became effective (for new directors), then the director will be entitled to receive a "catch-up retainer." The catch-up retainer is an additional amount equal to the excess of the director’s additional retainers for the prior and new roles over the additional retainers that were actually paid to the director as of the date of our Annual Meeting. This additional amount will be prorated based on the number of whole months that the director served in each additional role during the period from our Annual Meeting (for continuing directors) or the date the director’s appointment to our Board became effective (for new directors) until our next Annual Meeting. The amount of any catch-up retainer attributable to any additional retainers (other than any additional retainer for our Board Chair) will be paid in the form of cash on the date of our next Annual Meeting, provided that the director has served continuously as a member of our Board until the next Annual Meeting.
If a director is eligible to receive a catch-up retainer attributable to an additional retainer for our Board Chair, it will be paid in the form of RSUs and/or stock options, with a fair value on the date of grant equal to the additional retainer amount. The award will be granted on the first business day of the month following the month in which the director becomes our Board Chair (or, if that day is not a trading day, on the following trading day). The award will vest in full on the date of our next Annual Meeting, provided that the director has served continuously as a member of our Board during the vesting period, and will vest in full in the event that we are subject to a change in control or upon the director’s death.

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The following table discloses compensation received by our non-employee directors during 2021 pursuant to our non-employee director compensation program:

Director	Stock Awards ($)(1)(2)	Option Awards ($)(2)(3)	Total Compensation ($)
C. Andrew Ballard	95,236	66,695	161,931
Marla Blow	76,747	51,904	128,651
Gary S. Briggs	154,544	105,163	259,707
M. Michele Burns	155,705	105,948	261,653
Edith W. Cooper (4)	151,559	103,123	254,682
Jonathan D. Klein	151,559	103,123	254,682
Melissa Reiff	156,202	106,340	262,542
Margaret M. Smyth	161,509	109,950	271,459
Fred Wilson	220,375	149,975	370,350
(1)The value disclosed is the aggregate grant date fair value of 466 RSUs granted to Mr. Ballard; 296 RSUs granted to Ms. Blow; 932 RSUs granted to Mr. Briggs; 939 RSUs granted to Ms. Burns; 914 RSUs granted to Ms. Cooper (which were forfeited) and Mr. Klein; 942 RSUs granted to Ms. Reiff; 974 RSUs granted to Ms. Smyth; and 1,329 RSUs granted to Mr. Wilson, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 15—Stock-based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The number of RSUs granted is calculated by Etsy using the average closing price of Etsy’s common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days up to and including the grant date.
(2)As of December 31, 2021, the aggregate number of RSUs and stock options held by each director listed in the table above was as follows:

	RSUs (#)	Stock Options (#)
C. Andrew Ballard	466	689
Marla Blow	296	420
Gary S. Briggs	932	18,869
M. Michele Burns	939	30,244
Edith W. Cooper	—	—
Jonathan D. Klein	914	23,578
Melissa Reiff	942	20,484
Margaret M. Smyth	974	58,257
Fred Wilson	1,329	1,911
(3)The value disclosed is the grant date fair value of an option to purchase 689 shares granted to Mr. Ballard; an option to purchase 420 shares granted to Ms. Blow; an option to purchase 1,340 shares granted to Mr. Briggs; an option to purchase 1,350 shares granted to Ms. Burns; an option to purchase 1,314 shares granted to each of Ms. Cooper (which were forfeited) and Mr. Klein; an option to purchase 1,355 shares granted to Ms. Reiff; and an option to purchase 1,401 shares granted to Ms. Smyth; and an option to purchase 1,911 shares granted to Mr. Wilson, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 15—Stock-based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
(4)This grant was forfeited upon Ms. Cooper's departure from our Board on September 14, 2021.
Changes for 2022
In early 2022, Compensia conducted a review of our compensation program for non-employee directors relative to our peer group. Based on this market data, our Compensation Committee approved changes to our program to more closely align non-employee director compensation to the market median. Non-employee director compensation will continue to be provided in the form of equity only.
Beginning in 2022, our annual board retainer will be $285,000. Our Committee Chair retainers will be increased to $24,000 for our Audit Committee Chair and $20,000 for our Compensation Committee Chair. There will be no change to our Nominating and Corporate Governance Committee Chair retainer, or to our Committee membership retainers. Each incumbent non-employee director will receive compensation 100% in RSUs (other than our Board Chair, who will receive 100% in stock options to accommodate Hart-Scott-Rodino considerations) on the date of our 2022 Annual Meeting, with an aggregate fair value at the grant date equal to the annual board retainer plus the amount of any other applicable retainers. The equity award will vest in full on the date of the next Annual Meeting of Stockholders if the Director has served continuously as a member of our Board during the vesting period, and it will vest in full in the event we are subject to a change in control, or upon a director’s death.

34	Etsy

Executive Officers
Below is information regarding each of our current Executive Team members. Our Executive Team serves at the discretion of our Board. There are no family relationships among any of our directors or Executive Team members.

Name	Age	Position
Josh Silverman	53	President and Chief Executive Officer
Rachel Glaser	60	Chief Financial Officer
Michael Fisher	53	Chief Technology Officer
Kruti Patel Goyal	45	Chief Product Officer
Raina Moskowitz	39	Chief Operating Officer
Ryan Scott	45	Chief Marketing Officer
Jill Simeone	55	Chief Legal Officer and Corporate Secretary
Josh Silverman has served as our President and Chief Executive Officer since May 2017 and as a member of our Board since November 2016. Prior to joining Etsy as our President and Chief Executive Officer, he served as the Senior Operating Advisor at Hellman & Friedman, a private equity investment firm, from January 2017. In 2016, Mr. Silverman served as Executive in Residence at Greylock Partners, a venture capital firm. Prior to that, Mr. Silverman served as President of Consumer Products and Services at American Express Company from 2011 to 2015. Before joining American Express, he was the Chief Executive Officer of Skype from 2008 to 2010. Mr. Silverman served as Chief Executive Officer of Shopping.com, an eBay company, from 2006 to 2008 and, prior to that, in various executive roles at eBay. Mr. Silverman was also co-founder and Chief Executive Officer of Evite, Inc. He also serves on the board of directors of Shake Shack Inc.
Rachel Glaser has served as our Chief Financial Officer since May 2017. Prior to joining Etsy, she was Chief Financial Officer of Leaf Group, a diversified consumer internet company that builds creator-driven brands, from April 2015. From 2012 to 2015, Ms. Glaser served as Chief Financial Officer of Move, Inc. (operator of Realtor.com®), an online network of websites for consumers and real estate professionals, and Ms. Glaser helped lead the sale of Move, Inc. to News Corporation, a global, diversified media and information services company, in November 2014. From 2008 to 2011, Ms. Glaser served as Chief Operating and Financial Officer of MyLife.com, a subscription-based people search business, and from 2005 to 2008, she was the Senior Vice President of Finance at Yahoo! Inc. Between 1986 and 2005, Ms. Glaser held finance and operations positions of increasing responsibility at The Walt Disney Company and was Vice President of Operations and Business Planning for the Consumer Products group at the time of her departure. Ms. Glaser serves on the board of directors of The New York Times Company and is Chair of its audit committee and a member of its compensation committee.
Michael Fisher has served as our Chief Technology Officer since July 2017. Prior to joining Etsy, he was the co-founder of AKF Partners, a technology consulting company, from 2008 to July 2017. Prior to that, Mr. Fisher served as an executive at a number of technology companies, including as the Chief Technology Officer of Quigo, a startup internet advertising company, and as Vice President, Engineering & Architecture for PayPal, Inc., an eBay company. Prior to PayPal, he served in various technology roles at General Electric. Mr. Fisher has served as an Adjunct Professor at Case Western University and has authored multiple books, articles, and chapters on the subjects of scalability, product development, and leadership. Mr. Fisher also served as a Captain and pilot in the U.S. Army.
Kruti Patel Goyal has served as our Chief Product Officer since October 2019. Prior to that, she served as Etsy's Senior Vice President, Product from August 2018. Ms. Patel Goyal joined Etsy in February 2011 and has held many senior leadership roles, including General Manager of Seller Services, leading our Business & Corporate Development function, leading our International team, and leading our Marketplace Integrity and Trust & Safety teams. Before joining Etsy, Ms. Patel Goyal worked in strategy and business development at Viacom, focused on digital media growth, and at (RED), a global marketing company that raises funds to fight AIDS in Africa. Ms. Patel Goyal began her career at Morgan Stanley and General Atlantic Partners with a focus on media, telecom, and technology businesses.

2022 Proxy Statement	35

Raina Moskowitz was appointed Chief Operating Officer in March 2022. Previously, Ms. Moskowitz served as our Chief Operations, Strategy and People Officer from August 2020 to March 2022. Prior to that she served as Etsy's Senior Vice President of People, Strategy and Services from April 2018 to August 2020. Her team includes Strategy and Operations, Member Services, Trust & Safety, Impact, Payments, and Fulfillment. Prior to joining Etsy, she spent 13 years at the American Express Company, where she held multiple leadership roles in product, strategy, operations, and marketing, most recently, leading the U.S. Customer Marketing team. Ms. Moskowitz serves on the board of directors of Sprout Social Inc.
Ryan Scott has served as our Chief Marketing Officer since June 2019. Prior to joining Etsy, Mr. Scott was the Chief Marketing Officer at Slice, an online ordering and marketing platform for pizzerias, from March 2017 to June 2019. Prior to Slice, he was Chief Marketing Officer at SoulCycle, a lifestyle fitness company, from July 2016 to March 2017. Before SoulCycle, Mr. Scott held the position of Co-Chief Executive Officer at Pond5, a two-sided marketplace for HD and 4K stock video, where he relaunched the brand while building out sales and marketing from the ground up from April 2015 to July 2016. Prior to Pond5, Mr. Scott was the Chief Marketing Officer at Seamless through its merger with Grubhub in 2013. Post-merger, he took over the position of Vice President of Marketing at Grubhub and played an essential part in the company’s initial public offering and growth trajectory as a public company.
Jill Simeone has served as our General Counsel and Corporate Secretary since 2017 and as our Chief Legal Officer and Corporate Secretary since August 2020. Prior to joining Etsy, Ms. Simeone was the Vice President, Senior Counsel, and Assistant Secretary at American Express Global Business Travel, where she led the legal side of their mergers and acquisitions program from 2016 to 2017. Prior to that, she served as the General Counsel and Chief Compliance Officer at KCAP Financial, Inc., a publicly traded financial services company, from 2013 to 2016. Ms. Simeone held several roles advising investments in startups from 2011 to 2013. From 1999 to 2011 Ms. Simeone served as U.S. General Counsel and then North America General Counsel of CEMEX, a multinational building materials company. Ms. Simeone began her career in the Manhattan District Attorney's office. Ms. Simeone is a Fulbright Scholar (Mexico).

36	Etsy

Proposal 2
Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers, as described in this proxy statement.
This proposal, commonly referred to as the “say-on-pay” vote, provides our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all our named executive officers and our executive compensation philosophy, objectives, and program, as described in this proxy statement. Accordingly, we ask our stockholders to approve the compensation of our named executive officers, as disclosed in the section titled “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Etsy, Inc. approve, on a non-binding advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2022 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.”
This proposal will be decided by a majority of the votes cast. This means that this proposal will be approved on an advisory basis if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal. An abstention will not have any effect on the outcome.
As an advisory vote, the result will not be binding on our Board or our Compensation Committee. The say-on-pay vote will, however, provide us with important feedback from our stockholders about our executive compensation philosophy, objectives, and program. Our Board and our Compensation Committee value the opinions of our stockholders and expect to consider the outcome of the vote when evaluating our executive compensation program and making future executive compensation decisions.

Our Board of Directors recommends a vote “FOR” the approval, on a non-binding advisory basis, of executive compensation, as discussed in this proxy statement.

2022 Proxy Statement	37

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis is intended to provide our stockholders with a clear understanding of our compensation philosophy, objectives, and practices; our compensation-setting process; our executive compensation program components; and the decisions made with respect to the 2021 compensation of each of our named executive officers (our “NEOs”).
For 2021, our NEOs were:
•Josh Silverman, our President and Chief Executive Officer;
•Rachel Glaser, our Chief Financial Officer;
•Michael Fisher, our Chief Technology Officer;
•Kruti Patel Goyal, our Chief Product Officer; and
•Ryan Scott, our Chief Marketing Officer.
Executive Summary
Business Overview
Etsy’s mission to “Keep Commerce Human” is rooted in our belief that, although automation and commoditization are parts of modern life, human creativity cannot be automated and human connection cannot be commoditized. Etsy operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces - which collectively create a House of Brands - share our mission, common levers for growth, similar business models, and a strong commitment to use business and technology to strengthen communities and empower people.
Our primary marketplace, Etsy.com, is the global destination for unique and creative goods made by independent sellers. The Etsy marketplace connects creative artisans and entrepreneurs with thoughtful consumers looking for items that are a joyful expression of their taste and values. In addition to our core Etsy marketplace, our House of Brands consists of Reverb Holdings, Inc. (“Reverb”), our musical instrument marketplace acquired in 2019, Depop Limited (“Depop”), our fashion resale marketplace, and Elo7 Serviços de Informática S.A. (“Elo7”), our Brazil-based marketplace for handmade and unique items. Both Depop and Elo7 were acquired in July 2021.
As of December 31, 2021, the Etsy, Reverb, Depop, and Elo7 marketplaces collectively connected a total of 7.5 million active sellers to 96.3 million active buyers, in nearly every country in the world, and had over 120 million items for sale.

2021 Performance Highlights

Even in a world of greatly expanded choice, Etsy remained top of mind for consumers, leading to our delivery of record levels of gross merchandise sales (“GMS”), revenue, and adjusted EBITDA. In addition, we added two new marketplaces, Depop and Elo7, to our House of Brands during 2021.
2021 consolidated financial results include the following:

•approximately $13.5 billion in GMS, representing 31.2% growth over the prior year;
•$2.3 billion in revenue, representing 35.0% growth over the prior year;
•net income of $493.5 million, representing 41.3% growth over the prior year; and
•non-GAAP adjusted EBITDA of $716.6 million, representing 30.5% growth over the prior year, with an Adjusted EBITDA margin of 31%, slightly below prior year, while adding two new marketplaces to our House of Brands and increasing our team by 70%. See the “Non-GAAP Financial Measures” section of this proxy statement for more information regarding our use of Adjusted EBITDA and Adjusted EBITDA margin and a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

During 2021, we continued to provide economic opportunity for millions of creative entrepreneurs, care for our team and communities, invest deeply in technology, improve customer experiences, expand Etsy’s global visibility through world-class marketing strategies, and gain market share.

38	Etsy

2021 was not the hoped for “return to normalcy” and the COVID-19 pandemic continued to create uncertainty across the global economy and our business. We nevertheless continued to focus on deepening our engagement with buyers, encouraging them to consider the Etsy marketplace as a starting point for their purchase or inspiration journeys across many retail categories and shopping occasions. We continued to invest in search, making Etsy feel more “made for you,” and in making Etsy more human and more reliable. As a result, we’ve seen a meaningful increase in overall buyer frequency, and habitual buyers, or Etsy marketplace buyers who have spent $200 or more and made purchases on six or more days in the previous 12 months, our most loyal group of buyers, is our fastest growing buyer segment and represented approximately 45% of our GMS in 2021.
We also continued to focus on attracting and retaining a diverse team of world-class talent. As our overall business grew and the stresses of a global pandemic continued, we continued to take care of our team with empathy, resources, and support.
You can read more about our work to prioritize people and foster diversity, equity, and inclusion in the ESG section found on pages 24-26 of our integrated Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
2021 Executive Compensation Highlights
Pay for Performance
Our executive compensation strategy is to provide a transparent and thoughtful "pay-for-performance" program. We generally target a compensation mix for our executive officers that is weighted heavily towards variable, or “at risk,” compensation, including short-term cash incentives and long-term incentive compensation opportunities in the form of equity awards, to align the compensation of our executive officers with our performance and the interests of our stockholders. Within this framework, individual compensation decisions are determined after considering the factors described below under “Factors considered when determining executive compensation.”
The target annual pay mix for our CEO and other NEOs during 2021 reflected our pay for performance philosophy:

CEO*	Other NEOs (on average)

6%
Target Annual Cash Incentive
6%
Base Salary
94%
At risk
88%
Long-Term Equity Incentive Compensation

5%
Target Annual
Cash Incentive
8%
Base Salary
92%
At risk
87%
Long-Term Equity
Incentive Compensation

*    The above does not include Mr. Silverman's 2021 performance award, described below, which is additional at-risk compensation.
We believe that this design provides balanced incentives for our NEOs to drive financial performance and long-term growth.
CEO Performance Award
When our CEO, Mr. Silverman, joined Etsy in 2017, he received a front-loaded equity award that was designed to induce him to join Etsy at a turbulent time, provide him with a meaningful equity stake in Etsy, and align his interests with those of our stockholders. Mr. Silverman’s 2017 offer letter stated that he would not be eligible to receive additional equity awards until 2021. Accordingly, Mr. Silverman did not receive any long-term incentive compensation opportunities in the form of equity awards in 2018, 2019, or 2020.

2022 Proxy Statement	39

Etsy experienced a significant turn-around under Mr. Silverman’s leadership. Before approving Mr. Silverman's 2021 performance award, our Compensation Committee considered Etsy's performance during his tenure. From 2017 through 2020:

GMS grew from $3.3 billion in 2017 to approximately $10.3 billion in 2020, representing a 47% compound annual growth rate over the period;	Revenue grew from $441 million in 2017 to $1.7 billion in 2020, representing a 58% compound annual growth rate over the period;	Net income grew from $82 million in 2017 to $349.2 million in 2020, representing 62% compound annual growth rate over the period;	Non-GAAP adjusted EBITDA grew from $80 million in 2017 to $549.1 million in 2020, representing a 90% compound annual growth rate over the period; and	Etsy was admitted to the S&P 500 in 2020.

See the “Non-GAAP Financial Measures” section of this proxy statement for more information regarding our use of Adjusted EBITDA and Adjusted EBITDA margin and a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
Importantly, during this time we grew our business in a responsible and ethical way, as stewards for all of our various stakeholders. Our strategy enabled us to do our part to protect the planet, drive economic empowerment for our sellers which is a virtuous cycle with growing our own GMS, improve the Etsy marketplace and take care of our employees and the communities in which we live and work.
Because of the structure of Mr. Silverman's 2017 equity award, he approached 2021 with almost no unvested equity. As a result, our Board and our Compensation Committee determined it was in the best interests of our stockholders to design a new equity compensation program for Mr. Silverman commencing in 2021 with three key objectives: (1) recognize his unique and significant contributions to Etsy over the prior four years; (2) retain his services for the foreseeable future; and (3) provide further motivation for him, using long-term performance incentives, to help ensure Etsy's continued growth and success by creating long-term sustainable value for our stockholders.
In early 2020, our Compensation Committee engaged Compensia, Inc., a national compensation consulting firm ("Compensia"), to help design a new equity compensation program that would achieve these goals. Following more than a year of careful analysis and development led by our Compensation Committee, with participation by our Board Chair, advice and input from Compensia and our external legal counsel, and engagement with and feedback from many of our largest stockholders, in March 2021 Mr. Silverman was granted the following equity awards intended to ensure that his compensation remains competitive compared to the chief executive officers of our peers and current market practice and to provide him with a strong incentive to remain with Etsy and continue to drive positive results:
•A performance-based equity award (the “2021 Silverman Performance Award”) to retain, incentivize, and motivate Mr. Silverman for the next four years, drive Etsy's long-term growth, and promote the alignment of Mr. Silverman’s compensation with long-term stockholder value creation. The 2021 Silverman Performance Award is in the form of performance share units (“PSUs”), with an aggregate grant date fair value of $25 million. The number of shares earned under the 2021 Silverman Performance Award will be based on our actual level of performance achieved as measured against the award performance goals during a three-year performance period commencing January 1, 2021 and ending December 31, 2023.
•Annual equity awards granted as part of Etsy’s 2021 annual compensation cycle, with an aggregate grant date fair value of $9 million, of which 60% was in the form of restricted stock units (”RSUs”) and 40% was in the form of stock options.

40	Etsy

Say-on-Pay Results and Stockholder Engagement
Since 2018, we have conducted targeted stockholder engagement for the specific purpose of seeking feedback from Etsy investors to better understand their views regarding our executive compensation program and corporate governance practices. In early 2021, as part of our off-season engagement on our executive compensation program, we reached out to stockholders representing approximately 69% of our outstanding common stock and held discussions, which took place after our public announcement of the 2021 Silverman Performance Award, with stockholders representing approximately 33% of our outstanding common stock at time of the engagement. In fall 2021, we similarly reached out to stockholders representing approximately 44% of our outstanding common stock and in late 2021 and early 2022 held discussions with stockholders representing approximately 27% of our outstanding common stock at the time of the engagement. In the course of these discussions, we received valuable feedback on our executive compensation program, policies and practices as summarized in the following chart.

Stockholder Feedback Prior to Announcement of the 2021 Silverman Performance Award	Our Response

•Our stockholders would like to see performance-based equity awards incorporated into our executive compensation program when Mr. Silverman is next eligible to receive new equity awards
•2021 Silverman Performance Award granted in March 2021 which incorporated PSUs into the mix of equity awards granted to our CEO
•PSUs incorporated into the mix of equity awards granted other executive officers in 2021

Stockholder Feedback After Announcement of the 2021 Silverman Performance Award	Our Response

Uniformly positive about: •efforts to retain and incentivize Mr. Silverman through the next four years •use of PSUs in our 2021 equity compensation program design	•Continued focus on retention of Mr. Silverman and our Executive Team •Committed to include PSUs in our 2022 equity compensation program design for our Executive Team
Additionally, at our 2021 Annual Meeting of Stockholders, stockholders approved our 2021 say-on-pay proposal, on an advisory basis, with over 95% of the votes cast supporting the proposal.
Our Board and our Compensation Committee value the opinions of our stockholders, and intend to continue to solicit and consider feedback obtained through our stockholder engagement program, as well as the voting outcome of future say-on-pay proposals. Furthermore, when making compensation decisions for our executive officers, our Board and our Compensation Committee remain focused on aligning compensation with performance and retention.
For a more detailed discussion of our recent stockholder engagement activities, please see “Corporate Governance — Stockholder Engagement.”
Overview of our 2021 Executive Compensation Design
Elements of Annual Compensation
A summary of the key components of our 2021 executive compensation program is set forth below:

Element	Type	Primary Objective	Reward Realized On Achievement Of
Base Salary	Fixed	Attract and Retain	Service
Annual Cash Incentive	Variable	Short-Term Company and Individual Performance	Revenue, Adjusted EBITDA Margin, GMS, and Individual Goals (including ESG/Impact Goals)
Long-Term Incentive	Variable	Stockholder Alignment, Retention and Long-term Value Creation	Service, Stock Price and, for PSUs, GMS, Revenue, Adjusted EBITDA Margin, and relative total stockholder return ("TSR")

2022 Proxy Statement	41

In addition, our executive officers participate in the standard health and wellness benefits, employee benefit plans and programs, our 401(k) plan (with employer matching contributions), training and coaching available to our other employees, and are eligible for severance payments and benefits, as discussed in more detail below.
Key Features of our Executive Compensation Program

What We Do	What We Don’t Do

We maintain an independent Compensation Committee	We do not provide our Executive Team with guaranteed annual base salary increases

Our Compensation Committee retains an independent compensation advisor who performs no other services for us	We do not offer defined benefit retirement programs

Our Compensation Committee conducts an annual executive compensation review, including a review of our executive compensation peer group, and a compensation-related risk assessment	We do not offer change-in-control excise tax reimbursement payments or “gross-ups”

We use variable pay, including long-term equity awards, as a substantial portion of our Executive Team’s target total direct compensation opportunity	We prohibit hedging or pledging of our equity securities by our officers, employees, or directors

New We have adopted Stock Ownership Guidelines designed to align our Executive Team's interests with those of our stockholders	We do not permit stock option exchanges or re-pricings without stockholder approval

Our Equity Granting Policy sets pre-established grant dates for Executive Team members' annual equity awards	We do not permit stock option backdating

Our Executive Team is Employed “At Will”	We do not encourage unreasonable risk taking

Executive Compensation Philosophy and Objectives
We Pay for Performance
Our executive compensation philosophy is to design our compensation programs to be thoughtful and transparent with a strong focus on pay for performance. We generally target a compensation mix for our executive officers that is weighted heavily towards variable, or “at risk,” compensation, including short-term cash incentives earned based on both Company and individual performance, and long-term incentive compensation opportunities in the form of equity awards. We believe this approach aligns the compensation of our executive officers with our performance and the interests of our stockholders. We consider our equity awards, which in 2021 included options to purchase shares of our common stock, RSU awards that may be settled for shares of our common stock, and PSU awards where the number of shares earned is determined based on our actual level of performance achieved as measured against the award performance goals, to be “variable” pay because the realized value of these awards depends in large measure on the performance of our stock price.
We Pay all Employees Competitively, Fairly, and Consistently
We also strive to pay all of our employees, including our executive officers, competitively, fairly, and consistently in a way that aligns with our long-term business goals and values. Specifically, our compensation program aims to:

Attract, motivate, and retain highly qualified and engaged employees who are passionate about our mission.	Foster a culture of shared success through pay for performance opportunities, including cash incentives and equity awards.	Align pay for each employee’s position with the responsibilities, knowledge, complexity, and impact of the role within the Company.

At Etsy, we believe in paying all of our employees fairly, consistently, and without bias. We have implemented a system of checks, balances and audits of our compensation decisions designed to mitigate bias and encourage consideration of business-related factors in a consistent way.

42	Etsy

In 2020, Etsy commissioned a pay equity study undertaken by a third-party consulting firm. The analysis found no unexplained pay gaps adverse to women or employees from other marginalized genders, or non-white employees. This was consistent with the findings of our 2018 analysis. We are committed to ensuring that fair and consistent pay practices continue to be applied across our organization.
We grant equity awards to virtually all employees, to help align the interests of our employees with the long-term interests of our stockholders. We periodically refresh those grants, giving additional equity awards to employees, when our Compensation Committee deems it appropriate, in light of market conditions, to replenish unvested equity for retention, to reward performance, and to keep pace with the evolving competitive market. This broad-based equity program ensures that our employees are invested in and receive the rewards of our future success.
We are Mindful of Key Objectives
Consistent with our broader compensation philosophy, the key objective of our executive compensation program is to attract, retain, and motivate high caliber, diverse talent who share our dedication to our community and are committed to our mission to “Keep Commerce Human.” We evaluate the efficacy of our compensation programs in supporting this objective on an ongoing basis, collecting feedback from our recruiting efforts as well as market data. While we evolve the weight of the components in light of our business needs and market conditions, we continue to believe that competitive executive compensation packages that consist of both fixed and variable pay in the form of base salaries, annual cash incentive opportunities, and long-term incentive compensation opportunities in the form of equity awards enable us to achieve this objective and align the compensation of our executive officers with our performance and long-term value creation for our stockholders.
Key Components and Design of our 2021 Executive Compensation Program
Base Salary
Base salary represents the smallest portion of our executive officers’ target total direct compensation, reflecting our goal to allocate a significant majority of compensation to the variable, performance-based elements of our Executive Team’s total compensation package. Although our Compensation Committee generally seeks to set base salaries at competitive levels, the actual positioning of executive officer base salaries is also based on our Compensation Committee’s assessment of the factors described below in the section titled “Factors Considered When Determining Executive Compensation.”
Our Compensation Committee reviews and approves our Chief Executive Officer’s base salary. Following a review of a competitive market data analysis prepared by Compensia, no change was made to Mr. Silverman’s annual base salary for 2021. Annual base salary increases for our other NEOs were recommended by Mr. Silverman in light of each NEO's job responsibilities and performance, as well as comparisons to our executive compensation peer group (discussed below). These recommendations were approved by our Compensation Committee effective as of April 1, 2021.

Named Executive Officer	2021 Base Salary	2021 Base Salary Increase (% of 2020 Base Salary)
Josh Silverman	$600,000	0%
Rachel Glaser	$450,000	5.88%
Michael Fisher	$450,000	5.88%
Kruti Patel Goyal	$400,000	5.26%
Ryan Scott	$400,000	8.10%

2022 Proxy Statement	43

Annual Cash Incentive Program
Overview
Our annual cash incentive program is intended to reward participants for the achievement of our short-term financial and operational objectives and their individual performance in meeting those objectives. For 2021, annual cash incentive award payments were based 70% on the achievement of corporate performance objectives and 30% on the achievement of individual performance objectives, except in the case of our CEO, whose annual cash incentive award payment was based 80% on the achievement of corporate performance objectives and 20% on the achievement of individual performance objectives, reflecting his greater responsibility for our overall performance. Each Executive Team member’s annual cash incentive award was subject to a maximum payout equal to 200% of his or her target annual cash incentive award opportunity.
Target Annual Cash Incentive Opportunities
Our Compensation Committee reviews the target annual cash incentive award opportunities (which are expressed as a percentage of annual base salary) of our executive officers each year as part of its annual executive compensation review and makes adjustments after considering the factors described below in “Factors Considered When Determining Executive Compensation.” Generally, our Compensation Committee seeks to set the target annual cash incentive award opportunities of our Executive Team members so that their target total cash compensation (the sum of their annual base salaries and the target annual cash incentive award opportunities) is at a competitive level with our executive compensation peer group, but does not target a specific percentile.
Following a review by our Compensation Committee, no changes were made to our Executive Team members' target annual cash incentive award opportunities for 2021.
The 2021 target cash compensation for each our NEOs was as follows:

		Cash Incentive Opportunity
Named Executive Officer	2021 Base Salary	2021 Target Opportunity (% of Base Salary)	2021 Corporate Performance Component Weight*	2021 Individual Performance Component Weight	Target Total Cash Compensation
Josh Silverman	$600,000	100%	80%	20%	$1,200,000
Rachel Glaser	$450,000	75%	70%	30%	$788,000
Michael Fisher	$450,000	75%	70%	30%	$788,000
Kruti Patel Goyal	$400,000	60%	70%	30%	$640,000
Ryan Scott	$400,000	60%	70%	30%	$640,000
*    As described below, the 2021 aggregate corporate performance percentage was set at 189%.
2021 Corporate Performance Objectives
In March 2021, our Compensation Committee selected GMS, revenue, and adjusted EBITDA margin as the corporate performance objectives for our 2021 annual cash incentive program, which was consistent with prior years. Our Compensation Committee set performance targets for each performance objective at levels that required meaningful year-over-year performance, as evidenced by our actual performance with respect to these measures during 2020, provided in the table below, and it subjected each performance objective to a maximum payout level equal to 200%. Our Compensation Committee set the performance target for adjusted EBITDA margin slightly below our actual 2020 performance because it anticipated that several factors would serve as headwinds to adjusted EBITDA margin in 2021, principally planned investments in talent and accelerated pace of hiring in 2021, with a particular focus on product and engineering, and increased obligations to collect and remit digital services tax in international jurisdictions where, as a result of our 2020 growth, we exceed the applicable revenue thresholds.
Our Compensation Committee selected:
•GMS because it believes that it is an indicator of the success of Etsy sellers, the satisfaction of Etsy buyers, the health of our ecosystem, and the scale and growth of our business, and, therefore, one of our key performance measures.
•revenue and adjusted EBITDA margin because it believes these measures provide a balance between generating revenue, managing our expenses, and growing our business, thereby directly influencing the creation of long-term value for our stockholders.

44	Etsy

If the target performance levels were achieved, the 2021 annual cash incentive program would pay out at 100% of target, which our Compensation Committee believed to be the appropriate payout for that level of achievement.

Financial Performance Measure	Weighting	2020 Actual Performance	Threshold Performance Level (50% Payment of Financial Performance Component)	Target Performance Level (100% Payment of Financial Performance Component)	Stretch Performance Level (180% Payment of Financial Performance Component)	Kicker Performance Level (200% Payment of Financial Performance Component)	2021 Actual Performance*	2021 Performance Pro Forma Etsy + Reverb Only
		(dollars in millions)
GMS	40%	$10,281	$10,363	$11,514	$12,090	$12,666	$13,492	$13,165
Revenue	30%	$1,726	$1,761	$1,956	$2,054	$2,152	$2,329	$2,292
Adjusted EBITDA Margin	30%	31.8%	24.9%	29.3%	32.2%	33.7%	30.8%	32.1%
*    Consolidated (includes results of Depop and Elo7 marketplaces which were acquired in July 2021).
Achievement of 2021 Corporate Performance Objectives
In March 2022, our Compensation Committee determined our actual performance with respect to the corporate performance objectives under our annual cash incentive program. Based on actual 2021 performance for Etsy and Reverb, and excluding the impact of the acquisitions of Depop and Elo7 in July 2021, which were not anticipated at the time the performance targets were set in early 2021, our Compensation Committee determined that aggregate corporate performance was achieved at 193%. Had the impact of the acquisitions of Depop and Elo7 not been excluded, aggregate corporate performance would have been achieved at 182% based on actual consolidated 2021 performance for Etsy, Reverb, Depop, and Elo7. GMS and Revenue exceeded the kicker performance level under either measurement approach. After careful consideration, and taking into account that the mid-year acquisitions of Depop and Elo7 were not anticipated at the time the performance targets were determined in early 2021, and in light of the considerable efforts of the Executive Team in connection with the acquisition and integration of the new marketplaces, our Compensation Committee ultimately determined that the aggregate corporate performance was achieved at 189%.

Financial Performance Measure	2021 Consolidated Performance	Weighted Resulting Payout %	2021 Performance Etsy + Reverb Only	Weighted Resulting Payout %
GMS	$13,492	80%	$13,165	80%
Revenue	$2,329	60%	$2,292	60%
Adjusted EBITDA Margin	30.8%	42%	32.1%	53%
Corporate Financial Measure Payout		182%		193%

Approved corporate performance percentage: 189%

2021 Individual Performance
In the second quarter of 2021, our Compensation Committee reviewed and approved the CEO's goals and objectives for 2021 and reviewed the 2021 goals and objectives for each other Executive Team member shared by Mr. Silverman. In March 2022, our Compensation Committee also reviewed each NEO's individual performance in 2021, as measured against the individual goals reviewed by our Compensation Committee in the second quarter of 2021, considered our CEO’s recommendations with respect to the individual performance of our other NEOs, and determined a 2021 individual performance percentage for each NEO. A portion of each NEO’s actual 2021 annual cash incentive payment was based on the evaluation of each NEO’s individual performance achievements, which were measured against certain business project goals as well as economic, social, and sustainability Impact goals.
When making the 2021 compensation decisions, our Compensation Committee considered the factors described in the section “Factors Considered When Determining Executive Compensation,” as well as the details noted below for each NEO. In addition to these achievements, each NEO played a significant role in the evaluation, acquisition, and integration of Depop and Elo7 and in helping our new marketplaces formulate post-acquisition roadmaps based on our marketplace playbook. This unexpected acquisition focus required significant effort and attention from each NEO.

2022 Proxy Statement	45

The following table summarizes select 2021 achievements for each NEO.

Named Executive Officer	Select 2021 Achievements	Individual Performance Factor

Josh Silverman
•Mr. Silverman effectively managed Etsy through 2021 retaining Etsy’s significant pandemic growth despite greatly expanded options for consumers’ time and money compared to 2020 and achieving key financial targets, improving the product experience and thus driving GMS, creating more habitual buyers, and achieving significant sustainability, hiring, and diversity and inclusion goals.
•In 2021, Etsy achieved significant increases in GMS (up 31% year-over-year) and revenue (up 35% year-over-year) over the pandemic fueled 2020 growth while maintaining an adjusted EBITDA margin of 31%.
•Under Mr. Silverman’s guidance, Etsy.com significantly enhanced the search and discovery experience on the Etsy marketplace and saw key gains in frequency with habitual buyers, defined as Etsy marketplace buyers who have spent $200 or more and made purchases on six or more days in the previous 12 months, as of December 31, 2021, increasing 26% compared to 2020 to 8.1 million.
•In addition, Mr. Silverman remained focused on our sustainability, hiring, and diversity and inclusion goals, allowing Etsy.com to continue to source 100% of electricity used in its global offices and computing in colocated data centers and Google Cloud from renewable energy and increasing employees identifying as Black, Latinx, or Native American in Etsy’s and Reverb’s combined leadership-level workforce, to 9.4% (up from 8.6% in 2020 and 4.5% in 2019).
160%

Rachel Glaser
•In 2021, Ms. Glaser continued to identify and prioritize investments that deliver strong return on invested capital and maximize free cash flow while executing on our 2021 operating plan and ably forecasting and navigating the business through the continued macro uncertainty of 2021.
•Under Ms. Glaser’s guidance, Etsy successfully completed a $1 billion convertible notes offering to strengthen Etsy’s balance sheet for investments in future growth.
•Ms. Glaser managed enterprise risk by successfully integrating our two 2021 acquisitions into our financial reporting processes, and she grew enterprise value by solid execution of financial results along with clear and effective investor communication.
•Ms. Glaser oversaw over $2.9 million in philanthropic donations, including for COVID-19 relief, to Asian Americans and Pacific Islanders (“AAPI”) led organizations, and to organizations driving access to opportunity in STEM education and the technology industry.
160%

Michael Fisher and Kruti Patel Goyal
•Mr. Fisher and Ms. Patel Goyal's engineering and product goals were combined for 2021. They worked together, leading teams that delivered a significantly enhanced search and discovery experience on the Etsy marketplace, making Etsy feel more “made for you,” driving frequency improvements.
•Mr. Fisher and Ms. Patel collaborated to launch a new sell on Etsy App and to drive meaningful improvements in the buyer post-purchase experience, including greater transparency into expected delivery date and order status.
•Mr. Fisher and Ms. Patel led work to support Etsy's Impact goals, including: weaving Impact messaging into the product experience, and building features to summarize each buyer’s Uplift Fund donations, small sellers supported, and carbon offsets.
•In addition, Mr. Fisher delivered strong site up-time while measurably increasing engineering’s productivity, efficiency, and engagement, and Ms. Patel continued to drive our product experiment velocity.
160%

Ryan Scott
•In 2021 Mr. Scott continued to lead teams that delivered innovative campaigns that showcase our commitment to diversity and inclusion by featuring Black, Latinx and LGBTQ community members and storylines, as well as people with disabilities, while delivering strong results.
•Mr. Scott led efforts that raised Etsy to a Top-10 visited marketplace for buyers in several of our core international markets, resulting in significant progress to keep Etsy more top-of-mind with buyers and to bring existing buyers back more frequently.
•Mr. Scott also strengthened our marketing capabilities by employing a full-funnel marketing approach, optimizing our investments in each area of the funnel.
160%

46	Etsy

2021 Annual Cash Incentive Award Compensation Decisions
Our Compensation Committee approved the final cash incentive award payouts based on our corporate performance and the evaluation of individual performance objectives for our NEOs, all of which included Impact/ESG goals. As a result, the following payments were approved for 2021:

Named Executive Officer	2021 Base Salary	2021 Target Opportunity (% of Base Salary)	2021 Target Opportunity Earned (% of Base Salary)	2021 Target Incentive Cash Compensation
Josh Silverman	$600,000	100%	183%	$1,099,000
Rachel Glaser	$450,000	75%	135%	$609,000
Michael Fisher	$450,000	75%	135%	$609,000
Kruti Patel Goyal	$400,000	60%	108%	$433,000
Ryan Scott	$400,000	60%	108%	$433,000
Long-Term Incentive Awards
Overview
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We provide long-term incentive compensation opportunities in the form of equity awards to help align the interests of our executive officers, including our NEOs, with the long-term interests of our stockholders. We believe that equity awards encourage long-term focus and decision-making that is consistent with our mission and strategic goals. We also grant equity awards to attract, motivate, and retain executive talent.
Typically, we grant equity awards to newly-hired executive officers, in connection with promotions, as a reward for superior performance, and/or for retention purposes. In addition, our NEOs typically receive annual equity awards. Generally, when determining the type and size of an award, our Compensation Committee seeks to be competitive with the companies in our executive compensation peer group, but our Compensation Committee did not target a specific percentile of our peer group in 2021.
In 2021, we introduced PSUs into the long-term incentive mix for our NEOs. Our CEO received the 2021 Silverman Performance Award (described below), and the long-term incentive awards for our other NEOs were delivered in a mix of RSUs (50%), PSUs (25%), and stock options (25%). Similar to the 2021 Silverman Performance Award, the earning and vesting of shares under the PSUs granted to the NEOs in 2021 is based on continued service and performance with respect to four equally-weighted metrics, described below:

Performance Metric	What it Measures
GMS (25%)	The dollar value of items sold in our marketplaces within the applicable period, excluding shipping fees and net of refunds associated with canceled transactions
Revenue (25%)	Our revenue (determined on a consolidated basis) reported in Etsy's audited financial statements
Adjusted EBITDA Margin (25%)	Etsy’s profitability from our operations that will be calculated by dividing (i) our net income (determined on a consolidated basis) adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain); acquisition-related expenses; non-ordinary course disputes; restructuring and other exit income; and loss on extinguishment of debt; by (ii) our revenue and will be expressed as a percentage
Relative TSR (25%)	Our financial performance, reflecting returns to our stockholders relative to our Nasdaq Composite constituents
For GMS, revenue, and adjusted EBITDA margin, performance will be based on our fiscal 2023 results, and for the relative TSR metric, performance will be based on our TSR performance during the entire three-year performance period ending December 31, 2023. In early 2024, the number of PSUs earned will be determined in good faith by our Compensation Committee and any earned PSUs will generally vest and settle in shares of our common stock as to 50% of the earned PSUs on each of April 1, 2024 and April 1, 2025.

2022 Proxy Statement	47

2021 Long-Term Incentive Award Compensation Decisions
CEO Performance Award
As discussed above, when our CEO, Mr. Silverman, joined Etsy in 2017, he received a front-loaded equity award that was designed to induce him to join Etsy at a turbulent time, provide him with a meaningful equity stake in Etsy, and align his interests with those of our stockholders. Mr. Silverman’s 2017 offer letter stated that he would not be eligible to receive additional equity awards until 2021. Accordingly, Mr. Silverman did not receive any additional long-term equity incentive compensation awards in 2017, 2018, 2019, or 2020.
Etsy experienced a significant turn-around under Mr. Silverman’s leadership, but because of the structure of Mr. Silverman's 2017 sign-on equity award, he approached 2021 with almost no unvested equity. As a result, our Board and our Compensation Committee determined it was in the best interests of our stockholders to design a new 2021 equity compensation program for Mr. Silverman with three key objectives: (1) recognize his unique and significant contributions to Etsy over the prior four years; (2) retain his services for the foreseeable future; and (3) provide further motivation for him, using long-term performance incentives, to help ensure Etsy's continued growth and success by creating long-term sustainable value for our stockholders.
As described above, in early 2020, our Compensation Committee engaged Compensia to help design a new equity compensation program that would achieve these goals. Following more than a year of careful analysis and development led by our Compensation Committee, with participation by the Board Chair, advice and input from Compensia and our external legal counsel, and engagement with and feedback from many of our largest stockholders, in March 2021 Mr. Silverman was granted the following equity awards intended to ensure that his compensation remains competitive compared to the chief executive officers of our peers and current market practice and to provide him with a strong incentive to remain with Etsy and continue to drive positive results:
•The 2021 Silverman Performance Award designed to retain, incentivize, and motivate Mr. Silverman for the next four years, and promote the alignment of Mr. Silverman’s compensation with long-term stockholder value creation. The 2021 Silverman Performance Award is in the form of PSUs, with the target number of shares of our common stock underlying the award equal to 114,836 shares. The target number of shares underlying the award was determined by dividing $25 million by the average closing price of our common stock on Nasdaq on the 30 trading days immediately preceding and including March 15, 2021.
The number of shares earned under the 2021 Silverman Performance Award will be based on our actual level of performance achieved as measured against four performance metrics during a three-year performance period commencing January 1, 2021 and ending December 31, 2023. The number of shares that may be earned will range from 0% to 200% of the target number of PSUs subject to the 2021 Silverman Performance Award, generally subject to Mr. Silverman’s continued service through the vesting dates.
The shares will be earned and vest based on Mr. Silverman's continued service and performance on four equally-weighted metrics: (1) GMS; (2) revenue; (3) adjusted EBITDA margin (the performance metrics (1), (2), and (3) are referred to as the “financial metrics”); and (4) relative TSR compared to a comparator group of Nasdaq Composite Index constituents. For the financial metrics, performance will be based on our fiscal 2023 results, and for the relative TSR metric, performance will be based on our TSR performance during the entire three-year performance period ending December 31, 2023. In early 2024, the number of PSUs earned will be determined in good faith by our Compensation Committee and any earned PSUs will generally vest and be settled in shares of our common stock as to 50% of the earned PSUs on each of April 1, 2024 and April 1, 2025.
•An annual equity award with an aggregate grant date fair value of $9 million, of which 60% is in the form of RSUs and 40% is in the form of stock options. The RSUs and stock options vest in eight equal semi-annual installments, beginning on October 1, 2021, generally subject to Mr. Silverman's continued service with Etsy on each vesting date.
Our Compensation Committee also determined that Mr. Silverman will be eligible to receive annual equity awards as part of Etsy’s annual compensation cycle beginning in 2022, provided that the terms of any future equity award, including the value and the form of the award, will take into account the market compensation data for chief executive officers in our Compensation Peer Group (as defined below) and that any future equity awards will be granted at the discretion of our Board or our Compensation Committee.
To mitigate the impact of any short-term stock price volatility on the number of RSUs and PSUs granted, including to Mr. Silverman, the number of RSUs and PSUs in an award is based on the aggregate dollar value of the award divided by the average closing market price of our common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant. In addition, the aggregate grant date fair value of PSUs is based on the probable outcome of the applicable performance conditions and the application of a Monte-Carlo simulation model with respect to the TSR portion of the award. As a result, the fair value of the awards at grant date as reported below in the Summary Compensation Table and the Grants of Plan-Based Awards Table, which are required to be computed in accordance with FASB ASC Topic 718, may be lower or higher than the equity compensation value approved by our Compensation Committee.

48	Etsy

Other NEO Awards
In 2021, our Compensation Committee approved annual equity awards for our other executive officers, including our NEOs, that consist of a mix of 25% PSUs, 50% RSUs and 25% stock options. The earning and vesting of these PSUs are based on continued service and the same four equally-weighted performance metrics that underlie the 2021 Silverman Performance Award. The RSUs and stock options vest in eight equal semi-annual installments, beginning on October 1, 2021, generally subject to the applicable NEO's continued service with Etsy on each vesting date.
2021 Target Long-Term Incentive Opportunities
The following long-term incentive compensation equity awards were granted to our NEOs in March 2021.

Named Executive Officer	2021 Long -Term Incentive Award (Granted Value)(1)	PSUs(2) (#)	RSUs (#)	Options (#)
Josh Silverman	$34,000,000	114,836	24,804	37,613
Rachel Glaser	$5,000,000	5,741	11,483	13,060
Michael Fisher	$5,000,000	5,741	11,483	13,060
Kruti Patel Goyal	$4,500,000	5,167	10,335	11,754
Ryan Scott	$4,000,000	4,593	9,186	10,448
(1)    To mitigate the impact of any short-term stock price volatility, the number of PSUs and RSUs subject to an award was determined by dividing the aggregate granted value of the award by the average closing market price of our common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant. The fair value of each option award was estimated on the date of grant using the Black-Scholes option-pricing model. The grant date fair value of the RSUs and the PSUs vesting based on the financial metrics, computed in accordance with FASB ASC Topic 718, is based on the closing market price of our common stock on Nasdaq on the grant date and the probable outcome of the applicable performance conditions. The grant date fair value of the PSUs vesting based on relative TSR is determined using a Monte-Carlo simulation model. As a result, the dollar value in this column will vary from the value of awards as reflected in the Summary Compensation Table.
(2)     These PSUs vest based on continuing service and achievement of performance goals relating to GMS, revenue, and adjusted EBITDA margin, as well as relative TSR compared to a comparator group.
2022 Target Long-Term Incentive Opportunities
In response to favorable feedback from stockholders regarding the introduction of PSUs in our executive compensation program, our Compensation Committee also included PSUs in our 2022 equity awards. The Committee approved equity grants consisting of 50% PSUs and 50% RSUs for Mr. Silverman, and 30% PSUs and 70% RSUs for each other Executive Team member.

2022 Proxy Statement	49

How We Determine Executive Compensation
Role of our Compensation Committee
Our Compensation Committee discharges the responsibilities of our Board relating to the compensation of our executive officers, including our NEOs. Specifically, our Compensation Committee:
•Is responsible for executive compensation decisions, including reviewing, evaluating, and approving the compensation arrangements, plans, policies, and practices for our CEO and, in consultation with our CEO, executive officers (including our NEOs), and overseeing and administering our incentive compensation plans, provided that it may delegate to a subcommittee of two or more directors the authority to grant equity awards under our equity plans, or delegate to two or more officers or directors the authority to grant equity awards to employees who are not senior officers;
•Oversees risk management of our compensation programs, policies, and practices, including an annual review of our programs to ensure that they are not reasonably likely to incentivize employee behavior that would result in any material adverse risk to us; and
•Has sole authority to continue or terminate its relationship with outside advisors, including its compensation consultant, and retain additional outside advisors.
Role of Chief Executive Officer
To discharge its responsibilities, in 2021 our Compensation Committee worked with members of our management, including our CEO, our Chief Operations, Strategy and People Officer, and our Vice President, People Strategy and Operations. Management assists our Compensation Committee by providing information on corporate and individual performance and management’s perspective on compensation matters. Our Compensation Committee solicits and reviews our CEO’s recommendations with respect to the compensation of our executive officers (other than himself), based on his consideration of relevant market data, roles and responsibilities, and individual performance.
Our Compensation Committee reviews and discusses these recommendations with our CEO and considers them as one factor in approving the compensation for our executive officers, including our NEOs. Our CEO recuses himself from all discussions and recommendations regarding his own compensation and is not present when his compensation is determined.
Role of Compensation Consultant
Our Compensation Committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions made as part of its annual executive compensation review. Our Compensation Committee has engaged Compensia as its compensation consultant since 2014 to advise on executive compensation matters, provide information on competitive market pay practices for senior executives, and supply data analysis and recommendations for the selection of our Compensation Peer Group. For 2021, Compensia’s engagement included:
•the review and analysis of the compensation for our executive officers, including our NEOs, which included detailed studies and consultations on the PSUs included in the 2022 executive compensation program;
•the review of and input on the Compensation Discussion and Analysis section of our proxy statement for our 2021 Annual Meeting of Stockholders;
•the research, review, and updating of our Compensation Peer Group;
•the review and analysis of non-employee director compensation;
•support on other ad hoc matters throughout the year; and
•attendance at Compensation Committee meetings as requested.
This work built upon the detailed design studies and consultations in support of our equity compensation program, the introduction of PSUs into our executive compensation program, and the design of Mr. Silverman’s equity awards granted in early 2021, as part of Compensia’s 2020 engagement.
Compensia reports directly to our Compensation Committee. In 2021, Compensia did not provide any other services to Etsy. Our Compensation Committee evaluates Compensia’s independence annually and has determined that under the applicable SEC rules and Nasdaq listing standards its relationship with Compensia and the work of Compensia on behalf of our Compensation Committee has not raised any conflict of interest.

50	Etsy

Factors Considered When Determining Executive Compensation
When approving each compensation element and the target total direct compensation opportunity for our Executive Team members, including our NEOs, our Compensation Committee considers a variety of factors that provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single method or factor is determinative in setting pay levels for our executive officers. Rather, our Compensation Committee’s determination of the target total direct compensation, fixed, and “at-risk” pay opportunities was an individualized decision for each executive officer, including each NEO.

SCOPE & IMPACT OF ROLE	INDIVIDUAL & COMPANY PERFORMANCE	MARKET ANALYSIS

Each executive officer’s skills, experience, and qualifications relative to similarly-situated executives at our peer companies.	Our Company performance against financial and operational objectives established by our Compensation Committee and our Board.	The positioning of each executive officer’s compensation in a ranking of peer company compensation levels.

Our CEO’s recommendations (other than for himself) considering performance, a competitive market analysis, and compensation parity among our executive officers.
Each executive’s performance, based on an assessment of his or her contribution to our overall performance, including effective contribution to the achievement of Impact/ESG goals, and his or her ability to lead and work as part of a team.
The compensation practices of our executive compensation peer group, and the scope of each executive’s role compared to similarly-situated executives at our peer companies.
Competitive Positioning
Competitive compensation data is one of several factors that our Compensation Committee considers in making its decisions with respect to the compensation of our executive officers, including our NEOs. Specifically, our Compensation Committee considers compensation data in our competitive market for executive talent, particularly the compensation levels and practices of a group of peer companies (the “Compensation Peer Group”), as determined by our Compensation Committee. Our Compensation Peer Group consists of companies in our industry (consumer discretionary, consumer staples, information technology) that are similar to us in terms of revenue and market capitalization.
Specifically, in determining the Compensation Peer Group for 2021, our Compensation Committee considered whether a company was:
•in a similar industry and competitive market for talent (preference for companies with business models focusing on peer-to-peer commerce, transaction- or subscription-based revenue models, services and/or e-commerce);
•within a range of 0.5x to 2.0x of our revenue; and
•within a range of 0.33x to 3.0x of our market capitalization.

In 2021, our Compensation Committee used the following Compensation Peer Group, which was approved in December 2020 after consideration of input from Compensia, to assist with the determination of the compensation for our NEOs:

ANGI Homeservices Cloudera DocuSign Dropbox New GoDaddy New GrubHub	HubSpot Match Group MercadoLibre New Okta Peloton Interactive New Pinterest	Shopify Slack Technologies New Snap Stitch Fix The Trade Desk Trip Advisor	Twilio Twitter New Wayfair New Zendesk Group New Zillow Group

Our Compensation Committee uses data drawn from our Compensation Peer Group, as well as data from the Radford Global Technology compensation survey for positions where there are insufficient data points in the Compensation Peer Group data, to evaluate the competitive market when making executive compensation determinations, including base salary, target annual cash incentive opportunities, and long-term incentive compensation opportunities in the form of equity awards.
Our Compensation Committee reviews our Compensation Peer Group at least annually and makes adjustments to its composition, if warranted, taking into account changes in both our business and the businesses of the companies in the Compensation Peer Group.

2022 Proxy Statement	51

In December 2021, our Compensation Committee approved the following updates to the Compensation Peer Group for 2022:
•Removing: Cloudera, GrubHub, and Slack Technologies, which were acquired during the year.
•Adding: DoorDash, eBay, and RingCentral using the criteria described above.
Other Benefits
We believe the best work comes from happy employees. We offer all our employees a robust benefit package designed to support employee retention and engagement.
Health & Wellness
We provide health and wellness benefits to our executive officers, including our NEOs, on the same basis as these benefits are provided to our other eligible employees, including health, dental, fitness, vision, life, and disability insurance benefits. Etsy is also recognized for leading in gender-neutral paid parental leave, adoption assistance, family planning benefits and back up childcare programs.
401(k) Plan
Like other U.S. employees, our NEOs may participate in a 401(k) Plan. Etsy matches 50% of the first 6% of each participating employee’s contributions under the 401(k) Plan.
Perquisites and Other Personal Benefits
Perquisites, beyond those that are available to employees generally, represent a small part of our executive compensation program. From time to time, however, we may provide personal benefits that our Compensation Committee has determined are reasonable yet competitive to attract and retain our executive officers, including our NEOs.
Perquisites in 2021 consisted of internet services associated with a home security system for Mr. Silverman which, in light of his position and the work from home arrangement necessitated by the COVID-19 pandemic, was installed in order to mitigate risks to Etsy. In addition, prior to the onset of the COVID-19 pandemic, each of Ms. Glaser and Mr. Fisher was provided a travel allowance to cover travel from Los Angeles and Ohio, respectively. There were no payments pursuant to these allowances during 2021. In December 2021, with travel generally increasing and Etsy’s Brooklyn office reopening, our Compensation Committee approved a travel allowance of $45,000, covering the period from January 2022 through March 2023 ($3,000 per month), for each of Ms. Glaser and Mr. Fisher.
For more information regarding the perquisites that our NEOs received during 2021, see the column titled “All Other Compensation” of the Summary Compensation Table and the accompanying footnotes.
Post-Employment Compensation Arrangements
We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers and we maintain an executive severance plan for that purpose.
Maintaining competitive severance and change in control arrangements helps assure our executive officers that their severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility and tenure. We also believe that the executive severance plan serves as an incentive for our executive officers to remain employed and focused on their responsibilities during the threat or negotiation of a transaction that may involve a change in control of the company, which helps preserve our value and the potential benefit to be received by our stockholders in such a transaction.
In addition, the executive severance plan is intended to reduce the need to extensively negotiate post-employment compensation arrangements on a case-by-case basis and to help mitigate potential employer liability. For example, executive severance plan participants are required to sign a separation and release agreement as a condition to receiving post-employment compensation payments or benefits.
See “Executive Compensation Tables - Potential Payments Upon Termination or Change of Control” below for additional information.
Other Compensation Policies and Practices
Equity Awards Grant Policy
We maintain a formal equity awards grant policy. Our Compensation Committee amended our formal policy (as amended, the “Equity Awards Grant Policy”) in April 2020 and 2021. The Equity Awards Grant Policy provides:
•Our Board, our Compensation Committee, or a subcommittee of two or more directors must approve all equity awards granted to senior officers. Our Compensation Committee may also delegate its authority to grant awards to employees other than senior officers to two or more officers or directors, as our Compensation Committee deems appropriate.

52	Etsy

•Unless otherwise approved by our Board or our Compensation Committee, equity awards are granted on pre-established dates as follows:
•For newly-hired and promoted employees, awards are effective on the first business day of the month immediately following the month in which a newly-hired employee’s employment commences or a promoted employee’s promotion occurs (or, if that day is not a trading day, on the following trading day).
•Annual equity awards granted to our employees, including our executive officers, are effective as of March 15th of each year (or, if that day is not a trading day, on the following trading day).
•The exercise price of any option to purchase shares of our common stock will be the closing price of our common stock on Nasdaq on the date of grant. This fair market value is to be determined in accordance with generally accepted accounting principles.
•In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU or PSU award is based on the aggregate dollar value of the award divided by the average closing market price of our common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant, or based on such other methodology as our Compensation Committee may determine in its sole discretion. As a result, the grant date fair value of the awards, computed in accordance with FASB ASC Topic 718 and presented in the Summary Compensation Table and Grants of Plan-Based Awards Table, may be lower or higher than the equity compensation value approved by our Compensation Committee.
Stock Ownership Guidelines
To support continued alignment of the interests of our non-employee directors and executive officers with the interests of our stockholders, in April 2022 our Board adopted formal stock ownership guidelines (“guidelines”) that require the non-employee members of our Board and our executive officers to own a minimum number of shares of our common stock. Under our guidelines, these individuals are required to hold shares of our common stock equivalent in value to a multiple of their base salaries or a minimum dollar amount or to hold a minimum number of shares as set forth below:

Individual Subject to Ownership Guidelines	Minimum Required Level of Stock Ownership
Chief Executive Officer	Lesser of six times base salary or 37,800 shares
Other Executive Officers	Lesser of one time base salary or 4,400 shares
Non-Employee Members of our Board	Lesser of $150,000 or 1,500 shares
The ownership level specified by the guidelines must be achieved by each non-employee director and executive officer within five years of the date the guidelines were adopted or, if later, within five years of first becoming one of our directors or executive officers (or being promoted to chief executive officer), measured as of the last day of the applicable fiscal year (the “measurement date”).
For the executive officers, the required ownership level is calculated using the executive officer’s base salary as of January 1 of the year of the measurement date.
The following shares of our common stock count towards compliance with the guidelines:
•shares owned outright by the director or executive officer or by members of his or her immediate family;
•shares held in a trust for the benefit of the director or executive officer and/or members of his or her immediate family; and
•vested restricted stock units, including vested performance based awards, net of the estimated number of shares needed to pay the minimum tax withholding for those vested units.
These shares are then valued at the average daily closing price per share of our common stock during the 90-trading day period ending 30 days prior to the measurement date.
Unvested restricted stock units and unexercised stock options (whether or not vested) do not count towards director or executive officers’ compliance with the guidelines.
If the guidelines have not been met by the initial compliance date, the executive officers are required to retain 50% of any shares acquired under any equity award granted by Etsy (net of any shares sold or withheld to pay any applicable exercise price or satisfy any employment or income taxes related to the equity awards) until the stock ownership guidelines are met.
The ownership levels of our named executive officers and directors as of April 1, 2022 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners, Directors, and Management.”

2022 Proxy Statement	53

Policy Prohibiting Hedging and Pledging
Under our insider trading policy, our employees, including our executive officers, and the non-employee members of our Board are prohibited from engaging in short sales, hedging or similar transactions, or derivatives trading involving our equity securities.
Similarly, under our insider trading policy, our employees, including our executive officers, and the non-employee members of our Board are prohibited from pledging our equity securities or using such securities as collateral for a loan.
Compensation and Risk Management
Our Compensation Committee, Compensia, and our management team each play a role in evaluating and mitigating potential risks associated with our compensation plans, practices, and policies. Our Compensation Committee, with input and support from Compensia and management, has performed a compensation risk assessment. In particular, this assessment considered compensation program attributes that help to mitigate risk, including, for example:
•the mix of cash and equity compensation;
•a balance of short and long-term incentive plan designs with multiple performance measures that emphasize top and bottom-line performance;
•our formal policies for equity administration;
•our insider trading policy, which prohibits short sales, hedging or similar transactions, derivatives trading and pledging and using Etsy securities as collateral; and
•the oversight of an independent Compensation Committee.
Based on this assessment, our Compensation Committee concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse effect on Etsy.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.
Although our Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of Etsy and our stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). Our Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with Etsy's business needs.
Taxation of Non-Qualified Deferred Compensation
Generally, Section 409A of the Code sets limits on the deferral and payment of certain benefits. Our Compensation Committee takes into account whether elements of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A, and seeks to structure these elements to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.
Accounting Considerations
Our Compensation Committee considers the accounting treatment of the various elements of our executive compensation program. For example, we record our executive officers’ base salaries, equity awards, and our cash incentive compensation in our Consolidated Financial Statements.
We follow the FASB ASC Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all stock-based payment awards made to our employees, including our executive officers, and the non-employee members of our Board, including stock options and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables in this proxy statement, even though the recipient of the awards may never realize any value from their awards.

54	Etsy

Compensation Committee Report
Our Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of Etsy’s 2022 Proxy Statement. Based on this review and discussion, our Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in Etsy’s 2022 Proxy Statement and incorporated into Etsy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Respectfully submitted by:
Melissa Reiff (Chair)
Gary S. Briggs
Jonathan D. Klein

2022 Proxy Statement	55

Executive Compensation Tables
Summary Compensation Table
The following table provides information regarding the compensation of our NEOs as of December 31, 2021 in accordance with SEC rules.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Josh Silverman President & CEO	2021	600,000	35,273,412	3,599,940	1,099,000	11,940	40,584,292
	2020	575,000	–	–	1,150,000	209,307	1,934,307
	2019	475,000	–	–	600,000	8,400	1,083,400
Rachel Glaser Chief Financial Officer	2021	443,750	4,049,928	1,249,973	609,000	8,700	6,361,351
	2020	418,750	1,799,988	1,199,994	600,000	44,550	4,063,282
	2019	393,750	1,413,805	1,249,995	370,000	62,617	3,490,167
Michael Fisher Chief Technology Officer	2021	443,750	4,049,928	1,249,973	609,000	8,700	6,361,351
	2020	418,750	1,799,988	1,199,994	600,000	45,089	4,063,821
	2019	381,250	1,413,805	1,249,995	365,000	44,400	3,454,450
Kruti Patel Goyal Chief Product Officer	2021	395,000	3,645,096	1,124,975	433,000	8,700	5,606,771
	2020	373,750	1,349,960	899,991	430,000	8,550	3,062,251
Ryan Scott Chief Marketing Officer	2021	392,500	3,239,898	999,978	433,000	8,700	5,074,076
	2020	366,250	1,199,978	799,996	421,000	8,550	2,795,774
(1)The amounts in this column reflect base salaries earned during 2021. Annual base salaries as of December 31, 2021 were $600,000 for Mr. Silverman; $450,000 for each of Ms. Glaser and Mr. Fisher; and $400,000 for each of Ms. Patel Goyal and Mr. Scott.
(2)The amounts in this column represent the aggregate grant date fair value of restricted stock units (“RSUs”) and performance share units ("PSUs") granted under Etsy’s 2015 Equity Incentive Plan (the “2015 Plan”) computed in accordance with FASB ASC Topic 718. To mitigate the impact of any short-term stock price volatility on the number of RSUs and PSUs granted, the number of RSUs and PSUs subject to an award is based on the aggregate dollar value of the award divided by the average closing market price of our common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with FASB ASC Topic 718, may be lower or higher than the aggregate dollar value approved by our Compensation Committee.
The grant date fair value of the RSUs, computed in accordance with FASB ASC Topic 718, is based on the closing market price of our common stock on Nasdaq on the grant date. The valuation assumptions used in the calculation of such amounts for the RSUs are set forth in Note 15—Stock-based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
The grant date fair value of the PSUs vesting based on the financial metrics, computed in accordance with FASB ASC Topic 718, is based on the closing market price of our common stock on Nasdaq on the grant date and the probable outcome of the applicable financial metrics. The grant date fair value of the PSUs vesting based on relative TSR is determined using a Monte-Carlo simulation model. See Footnote 4 to the Grants of Plan-Based Awards Table for the valuation assumptions used in the calculation of such amounts for the PSUs.
The grant date fair value, computed in accordance with FASB ASC Topic 718, represents the amount we expect to expense for accounting purposes over the award's vesting schedule and not the actual value that will be realized by the NEO to the extent the award vests. In addition to the level of performance achieved, the realized value of the PSUs earned will be determined by the price of our stock on the date any shares are issued following the end of the performance period, which may be more or less than the grant date fair value.
The grant date fair values of the 2021 PSU awards, based on the probable outcome using the Monte-Carlo simulation model for the PSUs vesting based on relative TSR, and assuming the maximum 200% payout for the PSUs based on the financial metrics, are as follows: Mr. Silverman: $48,962,545; Ms. Glaser: $2,447,805; Mr. Fisher: $2,447,805; Ms. Patel Goyal: $2,203,030; and Mr. Scott: $1,958,334.
(3)The amounts in this column represent the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. The valuation assumptions used in the calculation of such amounts are set forth in Note 15—Stock-based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
(4)The amounts in this column represent bonuses paid under Etsy’s annual cash incentive program. For more information on the determination of these amounts based on achievement of 2021 corporate performance objectives and individual performance, please see the Compensation Discussion and Analysis.
(5)For 2021, this column includes: (a) payments of $3,240 related to internet services associated with a home security system for Mr. Silverman; and (b) Etsy's 401(k) match of $8,700 for each of Mr. Silverman, Ms. Glaser, Mr. Fisher, Ms. Patel Goyal, and Mr. Scott.
For 2020, this column includes: (a) a home security system that was installed for Mr. Silverman in light of his position and the work from home arrangement necessitated by the COVID-19 pandemic and in order to mitigate risks to Etsy in the amount of $200,757 (of which $199,748 was for configuration, hardware, and installation costs, with the remainder for related internet services); (b) a travel stipend of $36,000 for each of Ms. Glaser and Mr. Fisher; and (c) Etsy's 401(k) match of $8,550 for each of Mr. Silverman, Ms. Glaser, Mr. Fisher, Ms. Patel Goyal, and Mr. Scott.
For 2019, this column includes: (a) reimbursed travel expenses for Ms. Glaser of $18,217; (b) a travel stipend of $36,000 for each of Ms. Glaser and Mr. Fisher; and (c) Etsy’s 401(k) match of $8,400 for each of Mr. Silverman, Ms. Glaser, and Mr. Fisher.

56	Etsy

Grants of Plan-Based Awards
The following table provides information regarding grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2021:

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Restricted Stock Units (#)	Option Awards (#)	Exercise Price of Option Awards ($/Share)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold (#)	Target ($)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
Josh Silverman	–	0	600,000	1,200,000	–	–	–	–	–	–	–
	3/15/2021	–	–	–	0	114,836	229,672	–	–	–	29,736,415
	3/15/2021	–	–	–	–	–	–	–	37,613(5)	223.23	3,599,940
	3/15/2021	–	–	–	–	–	–	24,804(6)	–	–	5,536,997
Rachel Glaser	–	0	337,500	675,000	–	–	–	–	–	–	–
	3/15/2021	–	–	–	0	5,741	11,482	–	–	–	1,486,578
	3/15/2021	–	–	–	–	–	–	–	13,060(5)	223.23	1,249,973
	3/15/2021	–	–	–	–	–	–	11,483(6)	–	–	2,563,350
Michael Fisher	–	0	337,500	675,000	–	–	–	–	–	–	–
	3/15/2021	–	–	–	0	5,741	11,482	–	–	–	1,486,578
	3/15/2021	–	–	–	–	–	–	–	13,060(5)	223.23	1,249,973
	3/15/2021	–	–	–	–	–	–	11,483(6)	–	–	2,563,350
Kruti Patel Goyal	–	0	240,000	480,000	–	–	–	–	–	–	–
	3/15/2021	–	–	–	0	5,167	10,334	–	–	–	1,338,014
	3/15/2021	–	–	–	–	–	–	–	11,754(5)	223.23	1,124,975
	3/15/2021	–	–	–	–	–	–	10,335(6)	–	–	2,307,082
Ryan Scott	–	0	240,000	480,000	–	–	–	–	–	–	–
	3/15/2021	–	–	–	0	4,593	9,186	–	–	–	1,189,307
	3/15/2021	–	–	–	–	–	–	–	10,448(5)	223.23	999,978
	3/15/2021	–	–	–	–	–	–	9,186(6)	–	–	2,050,591
(1)The annual cash incentive program provides for no payment if the specified performance metrics are achieved below the threshold performance level and there is a maximum payment of 200% of the target bonus amount if achievement of the specified performance metrics meet or exceed the “kicker” performance level. The actual payouts based on achievement of 2021 corporate performance objectives and individual performance are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and described in the Compensation Discussion and Analysis.
(2)These PSUs vest based on continuing service and achievement of performance goals relating to GMS, revenue, and adjusted EBITDA margin, as well as relative TSR compared to a comparator group of Nasdaq Composite Index constituents. 50% of the PSUs earned on achievement of the performance conditions will vest on each of April 1, 2024 and April 1, 2025, subject to continued service through the applicable vesting date. The range of PSUs that will vest is from 0% to 200% of the target.
(3)The exercise price of each option award is equal to the fair market value of our common stock on the date of grant, as determined by reference to the closing market price of our common stock on Nasdaq on March 15, 2021, which was $223.23 per share.
(4)The amounts in this column represent the aggregate grant date fair value of RSUs, PSUs, and option awards granted under the 2015 Plan and valued in accordance with FASB ASC Topic 718. To mitigate the impact of any short-term stock price volatility on the number of RSUs and PSUs granted, the number of RSUs and PSUs subject to an award is based on the aggregate dollar value of the award divided by the average closing market price of our common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with FASB ASC Topic 718, may be lower or higher than the equity compensation value approved by our Compensation Committee.
In accordance with FASB ASC Topic 718, the grant date fair value of $223.23 per share reflected in the table above for the RSUs, and PSUs vesting based on the financial metrics, is computed based on the closing market price of our common stock on Nasdaq on the grant date and, with respect to the PSUs vesting based on the financial metrics, an assumed 100% performance achievement. The grant date fair value of $366.10 per share reflected in the table above for the PSUs vesting based on relative TSR is determined using a Monte-Carlo simulation model with the historical stock price volatilities of the companies in the comparator group over the most recent three-year period from the date of grant assuming dividends for each company are reinvested on a continuous basis and a risk-free rate of interest of 0.18%.
The grant date fair value computed in accordance with FASB ASC Topic 718 represents the amount we expect to expense for accounting purposes over the award's vesting schedule, and not the actual value that will be realized by the NEO to the extent the award vests. In addition to the level of performance achieved, the realized value of the PSUs earned will be determined by the price of our stock on the date any shares are issued at the end of the performance period, which may be more or less than the grant date fair value.
The grant date fair values of the 2021 PSU awards, based on the probable outcome using the Monte-Carlo simulation model for the PSUs vesting based on relative TSR, and assuming the maximum 200% payout for the PSUs based on the financial metrics, are as follows: Mr. Silverman: $48,962,545; Ms. Glaser: $2,447,805; Mr. Fisher: $2,447,805; Ms. Patel Goyal: $2,203,030; and Mr. Scott: $1,958,334.
(5)These stock options vest in 8 equal semi-annual installments, beginning on October 1, 2021, subject to continued service on each vesting date.
(6)These RSUs vest in 8 equal semi-annual installments, beginning on October 1, 2021, subject to continued service on each vesting date.

2022 Proxy Statement	57

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding unexercised stock options, RSUs, and PSUs held by our NEOs as of December 31, 2021.

	OPTION AWARDS				STOCK AWARDS
Named Executive Officer	Number of Securities Underlying Unexercised Options that are Exercisable as of December 31, 2021 (#)	Number of Securities Underlying Unexercised Options that are not Exercisable as of December 31, 2021 (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)	Market Value of Shares or Units of Stock that Have not Vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Josh Silverman	2,707,000	–	10.62	5/3/2027	–	–	–	–
	4,701	32,912(2)	223.23	3/14/2031	–	–	–	–
	–	–	–	–	21,704(3)	4,751,874	–	–
	–	–	–	–	–	–	114,836(4)	25,142,194
Rachel Glaser	85,624	–	13.55	5/31/2027	–	–	–	–
	42,987	6,142(5)	28.38	3/14/2028	–	–	–	–
	26,438	15,863(6)	69.89	3/14/2029	–	–	–	–
	27,658	46,097(7)	41.65	3/15/2030	–	–	–	–
	1,632	11,428(2)	223.23	3/14/2031	–	–	–	–
	–	–	–	–	3,466(8)	758,846	–	–
	–	–	–	–	7,586(9)	1,660,879	–	–
	–	–	–	–	27,011(10)	5,913,788	–	–
	–	–	–	–	10,048(3)	2,199,909	–	–
	–	–	–	–	–	–	5,741(4)	1,256,935
Michael Fisher	–	15,863(6)	69.89	3/14/2029	–	–	–	–
	–	46,097(7)	41.65	3/15/2030	–	–	–	–
	–	11,428(2)	223.23	3/14/2031	–	–	–	–
	–	–	–	–	7,586(9)	1,660,879	–	–
	–	–	–	–	27,011(10)	5,913,788	–	–
	–	–	–	–	10,048(3)	2,199,909	–	–
	–	–	–	–	–	–	5,741(4)	1,256,935
Kruti Patel Goyal	9,304	7,370(5)	28.38	3/14/2028	–	–	–	–
	21,150	12,690(6)	69.89	3/14/2029	–	–	–	–
	20,743	34,573(7)	41.65	3/15/2030	–	–	–	–
	1,469	10,285(2)	223.23	3/14/2031	–	–	–	–
	–	–	–	–	4,160(8)	910,790	–	–
	–	–	–	–	6,069(9)	1,328,747	–	–
	–	–	–	–	20,258(10)	4,435,287	–	–
	–	–	–	–	9,044(3)	1,980,093	–	–
	–	–	–	–	–	–	5,167(4)	1,131,263
Ryan Scott	–	19,685(11)	62.06	6/30/2029	–	–	–	–
	–	30,732(7)	41.65	3/15/2030	–	–	–	–
		9,142(2)	223.23	3/14/2031	–	–	–	–
	–	–	–	–	7,764(12)	1,699,850	–	–
	–	–	–	–	18,007(10)	3,942,453	–	–
	–	–	–	–	8,038(3)	1,759,840	–	–
	–	–	–	–	–	–	4,593(4)	1,005,591
(1)This amount represents the market value of unvested RSUs and PSUs, based on a closing price of our common stock on December 31, 2021 of $218.94.
(2)These stock options vest in 8 equal semi-annual installments, beginning on October 1, 2021, subject to continued service on each vesting date.
(3)These RSUs vest in 8 equal semi-annual installments, beginning on October 1, 2021, subject to continued service on each vesting date.

58	Etsy

(4)These PSUs granted in 2021 vest based on performance conditions relating to GMS, revenue, and adjusted EBITDA margin, as well as relative TSR compared to a comparator group of Nasdaq Composite Index constituents. 50% of the PSUs earned on achievement of the performance conditions will vest on each of April 1, 2024 and April 1, 2025, subject to continued service through each vesting date. The portion, if any, of PSUs that will vest ranges from 0% to 200% of the target number of shares underlying the award. Amounts shown in this column reflect the target level of performance.
(5)These stock options vest in 8 equal semi-annual installments, beginning on October 1, 2018, subject to continued service on each vesting date.
(6)These stock options vest in 8 equal semi-annual installments, beginning on October 1, 2019, subject to continued service on each vesting date.
(7)These stock options vest in 8 equal semi-annual installments, beginning on October 1, 2020, subject to continued service on each vesting date.
(8)These RSUs vest in 8 equal semi-annual installments, beginning on October 1, 2018, subject to continued service on each vesting date.
(9)These RSUs vest in 8 equal semi-annual installments, beginning on October 1, 2019, subject to continued service on each vesting date.
(10)These RSUs vest in 8 equal semi-annual installments, beginning on October 1, 2020, subject to continued service on each vesting date.
(11)These stock options vested 25% on July 1, 2020, with the remainder vesting in 6 equal semi-annual installments, subject to continued service on each vesting date.
(12)These RSUs vested 25% on July 1, 2020, with the remainder vesting in 6 equal semi-annual installments, subject to continued service on each vesting date.
Option Exercises and Stock Vested
The following table provides information regarding exercises of option awards and vesting of stock awards held by our NEOs in 2021:

	OPTION AWARDS		STOCK AWARDS
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Josh Silverman	342,651	78,923,208	3,100	633,547
Rachel Glaser	55,500	9,943,755	40,732	8,216,827
Michael Fisher	72,314	13,391,841	38,391	7,683,057
Kruti Patel Goyal	58,454	10,841,812	24,156	4,948,825
Ryan Scott	23,441	3,440,331	12,233	2,453,058
(1)Value realized on exercise of stock options is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not reflect actual proceeds received.
(2)Value realized on vesting of stock awards is based on the fair market value of our common stock on the vesting date and does not reflect actual proceeds received.
Potential Payments Upon Termination or Change of Control
Executive Severance Plan
We maintain an executive severance plan and certain other arrangements that provide for payments to our NEOs upon termination of employment, including in connection with a change in control as described below.
Under our executive severance plan, if we terminate an NEO’s employment without cause or if an NEO terminates his or her employment with us for good reason (a “Qualifying Termination”) other than in connection with a change in control, then he or she is entitled to receive continued salary payments for 12 months. Each NEO is also entitled to healthcare continuation coverage and a pro rata cash bonus payment if the termination occurs after the third month of the year. As a condition to receiving the payments and benefits under our executive severance plan, the NEO must agree to a standard release of claims. “Qualifying Termination” is defined in our executive severance plan, and includes a termination by Etsy without "cause" as defined in our executive severance plan (or, in the case of our CEO, as "cause" is defined in his 2021 amended and restated offer letter), each of which are filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Under our executive severance plan, payments and benefits in the event of a change in control are payable only upon a “double trigger;” that is, only upon a Qualifying Termination that occurs in the 3-month period before or the 12-month period following a change in control (a “Qualifying Change in Control Termination”). Upon a Qualifying Change in Control Termination, our CEO is entitled to receive continued salary payments for 18 months and each other NEO is entitled to receive continued salary payments for 12 months. Each NEO is also entitled to healthcare continuation coverage and a pro rata bonus as in any Qualifying Termination. Finally, each NEO is entitled to full vesting of any outstanding RSUs and stock options and any earned PSUs. As a condition to receiving the payments and benefits under our executive severance plan, the NEO must agree to a standard release of claims, as well as certain non-solicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions.
Under the terms of the outstanding PSUs:
•if a change in control occurs prior to December 31, 2024, the performance period will end as of the date of the change in control and (a) the portion of the PSU earned based on the financial metrics (GMS, revenue, and adjusted EBITDA margin) will be deemed earned at the greater of the target performance level or actual performance over a trailing 12-month period ending on the date of the change in control (or at target if the change in control occurs on or before December 31, 2021), and (b) the portion of the PSU earned based on relative TSR will be deemed earned at the greater of the target performance level or actual performance based on a performance period ending on the date of the change in control.

2022 Proxy Statement	59

•upon a Qualifying Termination that is not a change in control, (a) the portion of the PSU earned based on the financial metrics (GMS, revenue, and adjusted EBITDA margin) will be deemed earned at the greater of the target performance level or actual performance over a trailing 12-month period ending on the date of the Qualifying Termination (or at target if the Qualifying Termination occurs on or before December 31, 2021), and (b) the portion of the PSU earned based on relative TSR will be deemed earned at the greater of the target performance level or actual performance based on a performance period ending on the date of the Qualifying Termination. As of the date of a Qualifying Termination, a prorated portion (based on the number of days between the PSU grant date and the date of the Qualifying Termination) of the earned PSUs will vest.
In addition, under Mr. Silverman's 2021 amended and restated offer letter, if his employment with Etsy is terminated as a result of a Qualifying Termination, he will be entitled to one year of additional vesting service credit with respect to shares underlying his unvested RSUs and stock options.
The following table sets forth the estimated incremental payments and benefits that would have been payable to our NEOs upon termination of employment, including in connection with a change in control, assuming that the triggering event occurred on December 31, 2021. Due to the number of factors that affect the nature and amount of any potential payments or benefits, actual payments and benefits may differ from those presented in the table below.

Named Executive Officer	Termination Scenario	Cash Severance ($)(1)	Health & Welfare Benefits ($)(2)	PSUs ($)(3)	RSUs ($)(4)	Option Awards ($)(5)	Total ($)

Josh Silverman	Qualifying Termination	1,200,000	29,070	8,533,429	1,357,647	–	11,120,146
	Qualifying Change in Control Termination(6)	1,500,000	43,605	29,095,804	6,109,521	–	36,748,930

Rachel Glaser	Qualifying Termination	787,500	28,652	380,643	–	–	1,196,795
	Qualifying Change in Control Termination(6)	787,500	28,652	1,454,553	10,533,422	11,707,337	24,511,464

Michael Fisher	Qualifying Termination	787,500	28,652	380,643	–	–	1,196,795
	Qualifying Change in Control Termination(6)	787,500	28,652	1,454,553	9,774,576	10,536,917	22,582,198

Kruti Patel Goyal	Qualifying Termination	640,000	28,652	342,602	–	–	1,011,254
	Qualifying Change in Control Termination(6)	640,000	28,652	1,309,189	8,654,917	9,425,319	20,058,077

Ryan Scott	Qualifying Termination	640,000	29,070	304,526	–	–	973,596
	Qualifying Change in Control Termination(6)	640,000	29,070	1,163,686	7,402,142	8,536,659	17,771,557
(1)For a Qualifying Termination, amounts reflect cash severance of 12 months' base salary based on the NEO's base salary as of December 31, 2021 and a pro rata cash bonus payment at 100% of the NEO's target annual cash incentive bonus. For a Qualifying Change in Control Termination, amounts reflect cash severance of 18 months' base salary for Mr. Silverman and 12 months’ salary for each other NEO, based on the NEO’s base salary as of December 31, 2021, as well as a pro rata cash bonus payment at 100% of the NEO's target annual cash incentive bonus.
(2)For Mr. Silverman, this amount reflects the estimated reimbursement for COBRA continuation coverage for 12 months upon a Qualifying Termination and for 18 months upon a Qualifying Change in Control Termination. For each other NEO, amount reflects the estimated reimbursement for COBRA continuation coverage for 12 months.
(3)For a Qualifying Termination or Qualifying Change in Control Termination the PSUs vesting based on financial metrics would be deemed earned at the target level and PSUs vesting based on relative TSR would be deemed earned at the greater of target performance or actual performance based on the truncated performance period ending on December 31. Qualifying Termination amounts assume that a prorated portion of the target shares will vest, based on the number of days of service between the date of grant and the date of the Qualifying Termination.

60	Etsy

(4)The value of accelerated vesting of unvested RSUs is based upon the closing stock price on December 31, 2021, which was $218.94 per share, multiplied by the number of unvested RSUs.
(5)The value of accelerated vesting of unvested stock options is based on the difference between the closing stock price on December 31, 2021, which was $218.94 per share, and the exercise price per option multiplied by the number of unvested options.
(6)Represents change in control severance benefits based on a double-trigger arrangement, which assumes the termination of an NEO without “cause” or the resignation of an NEO for “good reason” within 3 months prior to or 12 months following a change in control. In the event of a Qualifying Change in Control Termination, each NEO is entitled to full vesting of any outstanding equity awards, as described in the above narrative.
Pay Ratio Disclosure
Under SEC rules, we are required to calculate and disclose the annual total compensation of our median employee and the ratio of the annual total compensation of our median employee as compared to the annual total compensation of our CEO (“CEO Pay Ratio”). To identify our median employee, we used the following methodology:
•To determine our total population of employees, we included all full-time, part-time, and temporary employees as of December 31, 2021 other than individuals who became our employees as a result of our acquisitions of Depop and Elo7, which became effective on July 12, 2021 and July 2, 2021, respectively. Approximately 390 employees of Depop and 185 employees of Elo7 were excluded in accordance with an exemption under the pay ratio rule for acquisitions completed in the relevant fiscal year.
•To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s 2021 base compensation, employee bonus earned for 2021, and the value of equity awards granted in 2021.
•We calculated the value of 2021 equity awards as follows:
•stock option awards were calculated in accordance with generally accepted accounting principles (i.e., FASB ASC Topic 718); and
•RSU awards were calculated based on the average closing price of our common stock on Nasdaq (rounded to the nearest hundredth) on the 30 trading days up to and including the grant date, which is in accordance with our Equity Granting Policy.
•We annualized the base compensation of all permanent (full-time and part-time) employees who were employed by us for less than the entire calendar year.
•Compensation paid in foreign currencies was converted to U.S. dollars based on the exchange rates in effect on December 31, 2021.
Using this approach, we determined our median employee. Once the median employee was identified, we then calculated the annual total compensation of this employee for 2021 in accordance with the requirements of the Summary Compensation Table.
For 2021, the median of the annual total compensation of our employees (other than Mr. Silverman) was $231,338 and the annual total compensation of Mr. Silverman, as reported in the Summary Compensation Table included in this proxy statement, was $40,584,292. Based on this information, the ratio of Mr. Silverman’s annual total compensation to the median of the annual total compensation of all employees was 175:1.
As described in our Compensation Discussion and Analysis under “2021 Executive Compensation Highlights,” in March 2021 Mr. Silverman received the 2021 Silverman Performance Award designed to retain, incentivize, and motivate Mr. Silverman for the next four years, drive Etsy's long-term growth, and promote the alignment of Mr. Silverman’s compensation with long-term stockholder value creation. If we adjust for the four-year period that the 2021 Silverman Performance Award is intended to cover and instead included 25% of the total grant date fair value (as calculated in accordance with FASB ASC Topic 718) of the 2021 Silverman Performance Award as 2021 compensation, Mr. Silverman’s 2021 annual total compensation would have been $18,281,981. Using this amount, the ratio of Mr. Silverman’s annual total compensation to the median of the annual total compensation of all employees would be 79:1.
The foregoing information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of Etsy used the pay ratio measure in making compensation decisions.

2022 Proxy Statement	61

Equity Compensation Plan Information
The following table provides information as of December 31, 2021 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)(#)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(#)(3)
Equity compensation plans approved by security holders	7,780,446	$29.52	32,505,320
Equity compensation plans not approved by security holders	–	–	–
Total	7,780,446		32,505,320
(1)Amounts include outstanding awards under our 2006 Stock Plan and 2015 Plan. There are no outstanding awards under our 2015 Employee Stock Purchase Plan.
(2)The weighted-average exercise price excludes RSU and PSU awards, which have no exercise price.
(3)Amounts reflect the shares available for future issuance under our 2015 Plan and our 2015 Employee Stock Purchase Plan. As of December 31, 2021, 29,705,320 shares remained available for issuance under the 2015 Plan and 2,800,000 shares remained available for issuance under the 2015 Employee Stock Purchase Plan.
The 2015 Plan provides that on the first business day of each fiscal year, the number of shares available for issuance is automatically increased by a number equal to the least of (i) 7,050,000 shares, (ii) 5% of the outstanding shares of our common stock as of the last business day of the prior year, or (iii) such other amount as our Board determines. As of January 3, 2022, the number of shares available for issuance increased automatically by 5% of our outstanding shares of common stock as of December 31, 2021, or 6,351,106 shares, pursuant to this provision. This increase is not reflected in the table above.
Similarly, the 2015 Employee Stock Purchase Plan provides that on the first business day of each fiscal year, the number of shares available for issuance is automatically increased by a number equal to the least of (i) 1,400,000 shares, (ii) 1% of the outstanding shares of our common stock as of the last business day of the prior fiscal year, or (iii) such other amount as our Board determines. Consistent with its approach in prior years, our Board determined not to increase the number of shares available for future issuance under the 2015 Employee Stock Purchase Plan as of January 3, 2022.

62	Etsy

Proposal 3
Ratification of the Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm for 2022 and recommends that stockholders vote to ratify the appointment. Although we are not required by law to obtain such ratification from our stockholders, we believe it is good practice to do so. If our stockholders do not ratify the appointment of PwC, our Audit Committee may reconsider its appointment. Our Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if our Audit Committee believes that such a change would be in the best interests of Etsy and our stockholders.
PwC has audited our consolidated financial statements since 2012. A representative of PwC is expected to be present at our Annual Meeting and available to respond to appropriate questions and will have the opportunity to make a statement if they so desire.
This proposal is decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022.

2022 Proxy Statement	63

Fees and Services
The following table presents fees for professional audit services and other services rendered to us by PwC for the fiscal years ended December 31, 2021 and December 31, 2020.

	YEAR ENDED DECEMBER 31,
	2021	2020
	(in thousands)
Audit Fees	$3,647	$2,727
Tax Fees	566	619
Other Fees	152	181
Total Fees	$4,365	$3,527

Audit Fees. These amounts consist of fees and expenses for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of Etsy’s annual financial statements and review of quarterly financial statements. These amounts also include fees for services that are normally incurred in connection with regulatory filings, such as statutory audits, comfort letters, consents, and review of documents filed with the SEC, as well as service fees related to specific transactions and events that occurred in each period, such as the convertible debt offerings in both 2020 and 2021 and the acquisitions of Depop and Elo7 in 2021.
Tax Fees. These amounts consist of fees for tax compliance, tax planning, and tax advice. Corporate tax services include a variety of permissible services, including technical tax advice related to U.S. and international matters, assistance with foreign income and withholding tax matters, and assistance with tax audits.
Other Fees. These amounts consist of the aggregate fees for other services performed or provided by PwC not included in the categories above. These amounts include fees for PwC’s review of our sustainability and diversity data and subscriptions to online accounting reference material.
Pre-Approval Policies and Procedures
Our Audit Committee is required to pre-approve all audit and non-audit services performed by PwC to ensure that the provision of such services does not impair the public accounting firm’s independence. Our Audit Committee pre-approved all services provided to us by PwC in 2021 and 2020 as described above.
Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PwC. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services, and permitted non-audit services up to specified amounts. Pre-approval may also be given as part of our Audit Committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee's members, but any pre-approval decision made pursuant to such delegation must be reported to the full Audit Committee at its next scheduled meeting.

64	Etsy

Audit Committee Report
Our Audit Committee is comprised entirely of independent directors who meet the independence requirements of the Listing Rules of the Nasdaq Stock Market and the SEC. Our Audit Committee operates pursuant to a charter that is available on the Investor Relations section of our website at investors.etsy.com.
The principal purpose of our Audit Committee is to assist our Board in its oversight of our accounting practices, system of internal controls, audit processes, and financial reporting processes. Our Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. Our Audit Committee’s function is more fully described in its charter.
Management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP, our independent registered public accounting firm, was responsible for performing an independent audit of our Consolidated Financial Statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.
In performing its responsibilities, our Audit Committee has:
•reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2021;
•discussed with our independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”); and
•received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable PCAOB requirements for the independent accountant communications with audit committees concerning auditor independence, and has discussed with PricewaterhouseCoopers LLP its independence.
Based on the reviews and discussions referred to above, our Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Respectfully submitted by:
Margaret M. Smyth (Chair)
Marla Blow
M. Michele Burns
Fred Wilson

2022 Proxy Statement	65

Security Ownership of Certain Beneficial Owners, Directors, and Management
The following table presents information as to the beneficial ownership of our common stock as of April 1, 2022, for, each director and director nominee; each named executive officer; all current executive officers, directors and director nominees, as a group; and each stockholder known by us to beneficially own more than 5% of our outstanding common stock.
The percentage ownership of our common stock is based on approximately 126,969,188 shares of our outstanding common stock as of April 1, 2022. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding: (1) shares subject to stock options held by that person that are currently exercisable or exercisable within 60 days of April 1, 2022, and (2) shares issuable upon the vesting of RSUs within 60 days of April 1, 2022. However, we did not deem these shares to be outstanding for the purposes of computing the percentage ownership of any other person.

NAME OF BENEFICIAL OWNER(1)	NUMBER OF SHARES BENEFICIALLY OWNED (#)(2)	PERCENTAGE OF CLASS BENEFICIALLY OWNED (%)
Named Executive Officers, Directors & Director Nominees:
C. Andrew Ballard	_	*
Marla Blow	_	*
Gary S. Briggs(3)	25,174	*
M. Michele Burns(4)	43,529	*
Michael Fisher(5)	25,512	*
Rachel Glaser(6)	235,829	*
Jonathan D. Klein(7)	82,644	*
Kruti Patel Goyal(8)	108,697	*
Melissa Reiff(9)	22,284	*
Ryan Scott(10)	3,629	*
Josh Silverman(11)	2,681,707	2.1
Margaret M. Smyth(12)	60,982	*
Fred Wilson(13)	548,775	*
All current executive officers, directors and director nominees, as a group (15 persons)(14)	3,986,985	3.1
5% Stockholders:
BlackRock, Inc(15)	11,744,586	9.3
The Vanguard Group(16)	13,902,095	11.03
*    Represents less than 1% of our outstanding common stock
(1)Unless otherwise indicated below, shares reflect sole voting and investment power and the address of each of the individuals listed below is c/o Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201.
(2)For directors, amounts exclude RSUs that will vest and stock options that will become exercisable on the date of the 2022 Annual Meeting of Stockholders, which date is more than 60 days after the date of this table.
(3)For Mr. Briggs, amount consists of (i) 7,645 shares and (ii) 17,529 shares that are issuable upon exercise of stock options, which are currently exercisable.
(4)For Ms. Burns, amount consists of (i) 14,635 shares and (ii) 28,894 shares that are issuable upon exercise of stock options, which are currently exercisable.
(5)For Mr. Fisher, amount consists of (i) 9,373 shares and (ii) 16,139 shares that are issuable upon exercise of stock options, which are currently exercisable.
(6)For Ms. Glaser, amount consists of (i) 42,709 shares and (ii) 193,120 shares that are issuable upon exercise of stock options, which are currently exercisable.
(7)For Mr. Klein, amount consists of (i) 38,641 shares; (ii) 21,739 shares held jointly with spouse; and (iii) 22,264 shares that are issuable upon exercise of stock options, which are currently exercisable.
(8)For Ms. Patel Goyal, amount consists of (i) 25,355 shares; (ii) 10,692 shares held in a grantor retained annuity trust; and (iii) 72,650 shares that are issuable upon exercise of stock options, which are currently exercisable.
(9)For Ms. Reiff, amount consists of (i) 3,155 shares and (ii) 19,129 shares that are issuable upon exercise of stock options which are currently exercisable.
(10)For Mr. Scott, amount consists of (i) 2,323 shares and (ii) 1,306 shares that are issuable upon exercise of stock options, which are currently exercisable.

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(11)For Mr. Silverman, amount consists of (i) 102,707 shares; (ii) 42,269 shares held jointly with spouse in trust, (iii) 21,828 shares held by spouse in trusts and (iv) 2,514,903 shares that are issuable upon exercise of stock options, which are currently exercisable.
(12)For Ms. Smyth, amount consists of (i) 4,126 shares and (ii) 56,856 shares that are issuable upon exercise of stock options which are currently exercisable.
(13)For Mr. Wilson amount consists of (1) 517,500 shares and (ii) 31,275 shares held by two charitable foundations.
(14)Consists of (i) 802,109 shares; (ii) 21,739 shares held jointly with spouse; (iii) 74,789 shares held in trusts; (iv) 31,275 shares held by charitable foundations and (v) 3,056,993 shares that are issuable to executive officers and directors upon exercise of stock options, which are currently exercisable.
(15)BlackRock, Inc. ("BlackRock") reported on its Schedule 13G/A filed on February 1, 2022 that it has sole voting power over 10,177,898 shares and sole dispositive power over 11,744,586 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(16)The Vanguard Group ("Vanguard") reported on its Schedule 13G/A filed on February 10, 2022, that it has shared voting power over 211,530 shares, sole dispositive power over 13,352,882 shares and shared dispositive power over 549,213 shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors, and 10% stockholders to file certain reports with respect to beneficial ownership of our equity securities. To our knowledge, based solely on a review of copies of reports provided to us, or written representations that no reports were required, we believe that during 2021, all Section 16 reports that were required to be filed were filed on a timely basis.

2022 Proxy Statement	67

Certain Relationships and Related Person Transactions
Policies and Procedures for Related Person Transactions
Our Audit Committee has the primary responsibility for the review, approval, and oversight of “related person transactions,” as defined under the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Audit Committee has adopted a written Related Person Transaction Policy, which requires that all related person transactions must be presented to our Audit Committee for review, consideration, and approval. When considering proposed related person transactions, our Audit Committee will take into account the relevant facts and circumstances and will approve only those transactions that are not inconsistent with our best interests and the best interests of our stockholders.
In addition, our Code of Conduct (available on our website at investors.etsy.com) provides that directors, executive officers, and employees should avoid conflicts of interest or even the appearance of a conflict of interest. Under our Code of Conduct, a conflict of interest occurs when personal interests, activities, investments, or associations interfere in any way, or even appear to interfere, with our interests as a company.
We have multiple processes for identifying related person transactions and conflicts of interest. Under our related person transaction policy, each director, director nominee, and executive officer is responsible for identifying potential related person transactions and conflicts of interest. We also annually distribute a questionnaire to directors and executive officers requesting certain information regarding, among other things, their immediate family members and employment and beneficial ownership interests in Etsy. We then review this information for any related person transactions and conflicts of interest.
Related Person Transactions
Jonathan Briggs, the son of Gary Briggs, a member of our Board, is employed by Etsy as a software engineer. Jonathan's base salary in 2021 was $132,600, and he received an equity award with a value at the time of grant of $15,000. Jonathan was also eligible to participate in Etsy's discretionary bonus program with a target annual bonus of 10% of base salary. Jonathan’s compensation was established in accordance with Etsy’s policies and practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions, and his employment by Etsy was approved by our Audit Committee in accordance with our Related Person Transactions Policy.
Other than the transaction described above, there were no reportable related person transactions since January 1, 2021 or currently proposed transactions in which:
•Etsy has been or is to be a participant;
•the amount involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

68	Etsy

Voting and Meeting Information
What is the purpose of this proxy statement?
We are sending you this proxy statement because Etsy's Board of Directors is inviting you to vote (by soliciting your proxy) at our 2022 Annual Meeting of Stockholders which will take place online on June 15, 2022 at 9:00 a.m. Eastern Time.
This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.
Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
We provide access to our proxy materials over the internet, which reduces both the costs and the environmental impact of sending our proxy materials to stockholders. We mailed a Notice of Internet Availability (the “Notice”) to our stockholders (other than those who previously requested paper copies) on or about April 22, 2022. The Notice contains instructions on how to access and view the proxy materials over the internet, vote, and request a paper or e-mail copy of the proxy materials.
In addition, if you received paper copies of our proxy materials and wish to receive all future proxy materials, proxy cards, and annual reports electronically, please follow the electronic delivery instructions on www.proxyvote.com. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the cost and environmental impact of the Annual Meeting.
What am I being asked to vote on?
You are being asked to vote on:
•The election of C. Andrew Ballard, Jonathan D. Klein, and Margaret M. Smyth as Class I directors to serve until the 2025 Annual Meeting of Stockholders and until their successors have been elected and qualified or until they resign, die, or are removed from our Board;
•An advisory vote to approve executive compensation, which is commonly referred to as the “say-on-pay” vote; and
•The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
How does our Board recommend that I vote?
Our Board recommends that you vote:
•“FOR” the election of C. Andrew Ballard, Jonathan D. Klein, and Margaret M. Smyth as Class I directors;
•“FOR” the approval, on an advisory basis, of executive compensation;
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
Who is entitled to vote at the Annual Meeting?
Stockholders as of the close of business on April 18, 2022, the record date, are entitled to vote. On the record date, there were approximately 127,180,619 shares of common stock outstanding and entitled to vote. Stockholders may cast one vote per share on all matters.

2022 Proxy Statement	69

How do I vote?
If, on April 18, 2022, your Etsy shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record and you can vote your shares in one of two ways: either by proxy or during the virtual Annual Meeting electronically. If you choose to vote by proxy, you may do so:

By Internet You can vote over the internet at www.proxyvote.com by following the instructions on the Notice or proxy card	By Telephone You can vote by telephone by calling toll-free 1 (800) 690-6903 and following the instructions on the Notice or proxy card	By Mail You can vote by mail by signing, dating and mailing the proxy card (if you received one by mail)	By Smartphone or Tablet Scan this QR code
We recommend that you submit your proxy in advance via one of the methods above even if you plan to attend the virtual Annual Meeting. This way, your shares of common stock will be voted as you direct if your plans change or you are unable to attend.
If you want to vote your shares at the virtual Annual Meeting, you will need the control number included on your Notice or proxy card and should follow the instructions on the webcast. Note that there are additional instructions described below that will apply if you hold your shares with a broker, bank, trustee, or nominee.
If, on April 18, 2022, your Etsy shares were held in an account with a broker, bank, trustee, or nominee, you will receive instructions on how to vote from your broker, bank, trustee, or nominee. Please follow those instructions in order to vote your shares. If you would like to vote your shares at the virtual Annual Meeting, you will need to obtain a valid proxy from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting.
How can I attend the Annual Meeting online?
You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ETSY2022, where you will be able to listen to the meeting live, submit questions, and vote online. We have decided to hold a virtual meeting because it improves stockholder access, encourages greater global participation, lowers costs compared to an in-person event, and aligns with our broader sustainability goals. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
The Annual Meeting will start at 9:00 a.m. Eastern Time on June 15, 2022. We recommend that you log in a few minutes early to ensure you are logged in when the meeting starts. Online check-in will begin at 8:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
In order to enter the meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank, trustee, or nominee if you hold your shares of common stock in “street name.”
A list of stockholders entitled to vote at the Annual Meeting will be available for examination at our corporate headquarters for any purpose germane to the Annual Meeting during normal business hours for ten days prior to the Annual Meeting. To the extent access to our office is impracticable due to the ongoing COVID-19 pandemic, you may contact us at ir@etsy.com for alternative arrangements. The stockholder list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/ETSY2022.
Can I ask questions at the Annual Meeting?
Only stockholders of record as of the record date for the Annual Meeting and their proxy holders may submit questions or comments. You will be able to ask questions by joining the virtual Annual Meeting at www.virtualshareholdermeeting.com/ETSY2022 and typing your question in the box in the Annual Meeting portal. We do not intend to post questions received during the Annual Meeting on our website.
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or Etsy’s business and that remarks are respectful of your fellow stockholders and meeting participants. Questions may be grouped by topic by Etsy management with a representative question read aloud and answered. In addition, questions may be deemed to be out of order if they are, among other things, irrelevant to our business, repetitious of statements already made, or in furtherance of the speaker’s own personal, political, or business interests. Questions will be addressed in the Q&A portion of the Annual Meeting.

70	Etsy

What if I need technical assistance accessing or participating in the virtual Annual Meeting?
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting login page. Technical support will be available starting at 8:30 a.m. Eastern Time on June 15, 2022.
What is the deadline for voting?
If you are a stockholder of record, your ability to vote by proxy by internet, smartphone, tablet, or telephone will end at 11:59 p.m. Eastern Time on June 14, 2022. If you prefer to vote by mail, you should complete and return the proxy card as soon as possible, so that it is received no later than the closing of the polls at the Annual Meeting on June 15, 2022. You will also be able to vote by attending and voting at the virtual Annual Meeting on June 15, 2022. However, we recommend that you submit your proxy in advance in the event your plans change or you are unable to attend the Annual Meeting.
If your Etsy shares are held in an account with a broker, bank, trustee, or nominee, you should vote in accordance with the instructions from your broker, bank, trustee, or nominee.
What happens if I do not vote?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet, or online during the meeting, your shares will not be voted.
If your Etsy shares are held in an account with a broker, bank, trustee, or nominee, and you do not instruct your broker, bank, trustee, or nominee how to vote your shares, your broker, bank, trustee, or nominee may still be able to vote your shares in its discretion. In this regard, brokers, banks, and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered under applicable exchange rules to be “routine,” but not with respect to “non-routine” matters. Proposals 1 (Election of Directors) and 2 (an Advisory Vote on Executive Compensation) are considered to be “non-routine” under applicable exchange rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions, which would result in a “broker non-vote.” Proposal 3 (Ratification of Auditors), however, is considered to be a “routine” matter, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 3. See “How many votes are required to approve each proposal?” below for more information. Please instruct your broker, bank, trustee, or nominee to ensure that your vote will be counted.
What if I return a proxy card but do not make specific choices?
If you submit a properly signed proxy card but do not provide any voting instructions, the persons named as proxies will vote in accordance with the recommendations of our Board, which are indicated above and with each proposal in this proxy statement. We know of no other business that will be presented at the Annual Meeting. However, if any other matter is properly presented at the meeting, the persons named as proxies will vote your shares using his or her best judgment.
Can I change my vote or revoke my proxy?
Yes. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you may change your vote or revoke your proxy at any time prior to the final vote at the virtual Annual Meeting on June 15, 2022 by:
•providing a new proxy bearing a later date (which automatically revokes the earlier proxy) by internet, telephone, smartphone, tablet, or mail (and until the applicable deadline for each method); or
•attending and voting at the virtual Annual Meeting.
Your most recent proxy submitted by proxy card, internet, telephone, smartphone, or tablet is the one that will count. Your attendance at the virtual Annual Meeting by itself will not revoke your proxy if you do not also submit a proxy card or vote at the virtual Annual Meeting.
If you hold shares in an account with a broker, bank, trustee, or nominee, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee in accordance with the instructions they provide to you. If you have obtained a valid proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, you may change your vote by attending the virtual Annual Meeting and voting.

2022 Proxy Statement	71

How many votes are required to approve each proposal?

PROPOSAL	VOTE REQUIRED FOR APPROVAL	EFFECT OF ABSTENTIONS		EFFECT OF BROKER NON-VOTES*
1. Election of Directors	Each director is elected by a plurality vote. The three director nominees receiving the highest number of “FOR” votes will be elected.	Not applicable	**	No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine.”
2. Advisory Vote on Executive Compensation (“Say-on-Pay” Vote)	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	Not applicable		No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine.”
3. Ratification of Auditors	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	Not applicable		Not applicable; Brokers may vote the shares if not instructed by the proxyholder, as this matter is considered “routine.”
*    A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank, or other securities intermediary does not give voting instructions to his or her broker, bank, or other securities intermediary as to how to vote on matters deemed to be “non-routine” and, as a result, the broker, bank, or other securities intermediary may not vote the shares on those matters. As discussed above, this would be the case for Proposals No. 1 and No. 2, which are considered “non-routine” matters. Therefore, we would expect broker non-votes to result from these proposals. We urge you to provide instructions so that your shares held in a stock brokerage account or by a bank or other record holder may be voted.
**    Our Board has adopted a director resignation policy which requires any nominee for director who, in an uncontested election, receives more votes "withheld" than "for" his or her election to offer his or her resignation for consideration by our Nominating and Corporate Governance Committee and subsequently by our Board. Our director resignation policy is incorporated into our Corporate Governance Guidelines, a copy of which can be found through the “Governance” link on our Investor Relations page at investor.etsy.com.
Who will count the votes?
Representatives of Broadridge Financial Services, Inc. will tabulate the votes and act as inspectors of election.

What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for any business to be conducted. For our Annual Meeting, a majority of the outstanding shares must be present, either during the Annual Meeting, or represented by proxy. If a quorum is not present, we will not be able to conduct any business, and the Annual Meeting will be rescheduled for a later date.
Instructions to “withhold” authority to vote in the election of directors, abstentions, and broker non-votes will be counted as present for determining whether or not a quorum is present.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting and will report the final voting results in a current report on Form 8-K within four business days of the Annual Meeting.
Who pays for the proxy solicitation expenses?
We are soliciting proxies on behalf of our Board and will pay the related costs. As part of this process, we reimburse brokers and other custodians, nominees, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to our stockholders. Our directors, officers, and employees may also solicit proxies in person, by telephone, or by other means of communication, and will not receive any additional compensation for soliciting proxies. In addition, we have retained Okapi Partners LLC to provide investor response services and assist in the solicitation of proxies at a solicitation fee of $17,500, plus related reasonable out-of-pocket expenses.

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What does it mean if I receive more than one set of materials?
If you receive more than one set of materials that means you hold your shares in more than one name or account. In order to vote all your shares, you should sign and return all the proxy cards you receive or follow the instructions for any alternative voting procedures on the proxy cards or the Notice you receive.
How do I obtain a separate set of proxy materials or request a single set for my household?
We have adopted a practice approved by the SEC called ‘‘householding.’’ This means that stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees, and the environmental impact. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.
If you prefer to receive a separate Notice, or if you currently receive multiple copies and would like to request householding of your communications, please contact Broadridge by phone at 1 (866) 540-7095 or by mail to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If any stockholders in your household would like to receive a separate annual report or proxy statement, please send an email to ir@etsy.com or call 1 (347) 382-7582.

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Additional Information
Stockholder Proposals
Stockholders who would like to have a proposal considered for inclusion in the proxy materials for our 2023 Annual Meeting of Stockholders must submit the proposal in writing to our Secretary at Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201, by no later than December 23, 2022, and otherwise comply with the SEC’s requirements for stockholder proposals.
Stockholders who would like to bring a proposal before our 2023 Annual Meeting of Stockholders, or to nominate directors for election, in accordance with the advance notice provisions of our Bylaws, must give timely written notice to our Secretary. To be considered timely, the notice must be delivered to our headquarters at least 90 days, but not more than 120 days before the one-year anniversary of the previous year’s annual meeting. That means that to be timely, a notice must be received no later than March 17, 2023 nor earlier than February 15, 2023 (assuming the meeting is held not more than 20 days before or more than 60 days after June 15, 2023). The notice must describe the stockholder proposal in reasonable detail and otherwise comply with the requirements set forth in our Bylaws. Our Bylaws may be found on our website at investors.etsy.com under “Governance—Governance Documents.”
In addition to satisfying all of the requirements under our Bylaws (including the advance notice provisions described above), to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than Etsy’s nominees must provide a notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 16, 2023. This advance notice requirement under Rule 14a-19 does not override or supersede a longer advance notice requirement under our Bylaws.
Information Requests
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is available free of charge on our investor website at investors.etsy.com. No other information on our website is incorporated by reference in or considered to be a part of this document. You may also request a free copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 by sending an email to ir@etsy.com or by calling (347) 382-7582. If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at: info@okapipartners.com, toll free (888) 785-6668 or Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036.
Other Business
We do not know of any other business that may be presented at the 2022 Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named on the proxy card will have discretion to vote on the matters in accordance with their best judgment.

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Cautionary Note Regarding Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our “Right to Win,” our strategies for integrating our “House of Brands” marketplaces, and our intended environmental and social impacts. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and derivative forms and/or negatives of those terms.
Forward-looking statements are not guarantees of performance and involve known and unknown risks and uncertainties that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Those risks include those described in Part I, Item 1A, “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this proxy statement.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this proxy statement and, although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.
Moreover, we operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements made in this proxy statement. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this proxy statement may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. In addition, global macroeconomic uncertainty, including additional or unforeseen effects from the COVID-19 pandemic and general market, political, economic, and business conditions, may amplify many of these risks.
Forward-looking statements represent our beliefs and assumptions only as of the date of this proxy statement. We disclaim any obligation to update forward-looking statements.

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Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
In this proxy statement, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating expense, net; (benefit) provision for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange (gain) loss; acquisition-related expenses; and loss on extinguishment of debt. We also provide Adjusted EBITDA margin, a non-GAAP financial measure that presents Adjusted EBITDA divided by revenue. Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
Adjusted EBITDA and Adjusted EBITDA margin are key measures used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. We believe that Adjusted EBITDA and Adjusted EBITDA margin can provide useful measures for period-to-period comparisons of our business as they remove the impact of certain non-cash items and certain variable charges.
The following table reflects the reconciliation of net income to Adjusted EBITDA and the calculation of Adjusted EBITDA margin for each of the periods indicated:

	YEAR ENDED DECEMBER 31,
	2021	2020
	(in thousands)
Net income	$493,507	$349,246
Excluding:
Interest and other non-operating expense, net(1)	7,748	34,923
(Benefit) provision for income taxes	(21,853)	16,463
Depreciation and amortization(2)	74,267	58,189
Stock-based compensation expense	139,910	65,114
Foreign exchange (gain) loss	(13,670)	6,522
Acquisition-related expenses(3)	36,704	1,804
Loss on extinguishment of debt(4)	—	16,855
Adjusted EBITDA	$716,613	$549,116
Divided by:
Revenue	$2,329,114	$1,725,625
Adjusted EBITDA margin	31%	32%
(1)Included in interest and other non-operating expense, net is primarily non-cash interest expense, including amortization of debt issuance costs, related to our convertible debt offerings, which were entered into in March 2018, September 2019, August 2020, and June 2021. The adoption of Accounting Standards Update 2020-06 in the first quarter of 2021 resulted in a decrease in non-cash interest expense related to the 0% Convertible Senior Notes due 2023, 0.125% Convertible Senior Notes due 2026, the 0.125% Convertible Senior Notes due 2027, and the 0.25% Convertible Senior Notes due 2028, as there was no amortization of the debt discount due to its derecognition.
(2)Included in depreciation and amortization is amortization expense of acquired intangible and developed technology assets related to the acquisitions of Depop and Elo7 in the third quarter of 2021 and the acquisition of Reverb in the third quarter of 2019.
(3)Acquisition-related expenses for the year ended December 31, 2021 are related to our acquisitions of Depop and Elo7. Acquisition-related expenses for the year ended December 31, 2020 are related to our acquisition of Reverb.
(4)During the third quarter of 2020, we repurchased $301.1 million aggregate principal amount of our outstanding 0% Convertible Senior Notes due 2023. We recognized a non-cash loss on extinguishment of debt of $16.9 million as a result.

76	Etsy

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Etsy

ETSY, INC.
117 ADAMS STREET
BROOKLYN, NY 11201
ATTENTION: CHIEF LEGAL OFFICER AND CORPORATE SECRETARY

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 14, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ETSY2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 14, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D73268-P64723

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ETSY, INC.

The Board of Directors recommends you vote FOR each of the following Class I nominees:

Class I Nominees:	**For**	**Withhold**
1a. C. Andrew Ballard	☐	☐
1b. Jonathan D. Klein	☐	☐
1c. Margaret M. Smyth	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. Advisory vote to approve executive compensation.	☐	☐	☐
3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.

Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ETSY, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 15, 2022

9:00 a.m. Eastern Time

To be held virtually at:

www.virtualshareholdermeeting.com/ETSY2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 15, 2022: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

D73269-P64723

ETSY, INC.
Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on June 15, 2022 at 9:00 a.m. Eastern Time

By signing this proxy card, you appoint Rachel Glaser and Jill Simeone individually as proxies, each with the power to appoint her substitute, and authorize them to represent and vote the shares of Etsy, Inc. that you are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on June 15, 2022, at www.virtualshareholdermeeting.com/ETSY2022, and at any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner you direct. If no direction is given, this proxy will be voted FOR the election of each of the director nominees, FOR the approval, on an advisory basis, of executive compensation, and FOR the ratification of the appointment of the independent registered public accounting firm (PricewaterhouseCoopers LLP).

Continued and to be dated and signed on reverse side.